Exhibit 10.13

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of December 4, 2020, by and among zSpace, Inc., a Delaware corporation (the “Company”), dSpace Investments Limited, an entity organized under the law of the Cayman Islands (“dSpace” or a “Purchaser”) and the other investors listed on Exhibit A attached to this Agreement and approved by dSpace (each a “Purchaser” and together with dSpace the “Purchasers”).

The parties hereby agree as follows:

1.            dSpace Convertible Note and Purchase and Sale of Preferred Stock.

1.1          Issuance of Convertible Note. Concurrently with the effectiveness of the Secured Convertible Promissory Note dated as of the date hereof by and between the Company and Purchaser (as amended, the “Convertible Note”) and the satisfaction of the conditions of Section 4 below, dSpace shall make the first and second $1.0 million Advances (as defined under the Convertible Note) (the “CN Closing”, and , collectively, the principal and accrued interest on such Advances, the “dSpace Convertible Note Amount”).

1.2          Sale and Issuance of Preferred Stock.

(a)         On or prior to the CN Closing, the Company shall have (i) effected the Debt Restructuring (as defined below), (ii) the Equity Restructuring (as defined below), and (iii) adopted and filed with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b)         On the earlier of (x) the closing of the Arowana Funding (as defined below) or (y) December 15, 2020 (subject to adjustment of the closing as permitted in Section 1.3, the “Initial Closing Date”), the Company hereby automatically agrees to sell, without any further action by the Company, and dSpace, automatically agrees to purchase at the Initial Closing Date without any further action by dSpace:

(i)   if the Initial Closing Date is without an Arowana Funding (the “No-Arowana Closing”), by the automatic conversion of the dSpace Convertible Note Amount arising under dSpace Convertible Note and the conversion of the remaining unfunded $1.0 million Advance under the terms of the Convertible Note into a binding payment obligation for the purchase of shares of Series A Preferred Stock hereunder (as so converted, the “dSpace Purchase Note”) pursuant to which dSpace agrees to pay $1.0 million on December 31, 2020 to the Company for the purchase of Series A Preferred Stock, the number of shares of Series A Preferred Stock, $0.00001 par value per share (the “Series A Preferred Stock”), equal to 64% of the Fully-Diluted Capitalization (as defined below) of the Company immediately post such Initial Closing (as defined below) (before taking into account the number of shares of Series A Preferred Stock to be issued to other Purchasers as provided in Section 1.4 below but including for purpose of clarity, (x) the increase of the Company’s equity incentive plan to 18.5% of the Fully-Diluted Capitalization on a post-money basis, (y) KIA Warrant (as defined below) of 15% of the Fully-Diluted Capitalization on a post-money basis) or (z) Runway Warrant (as defined below) of 1.5% of the Fully-Diluted Capitalization on a post-money basis); or

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(ii)  if the Initial Closing Date is in connection with an Arowana Funding closed by December 15, 2020 (the “Arowana Related Closing”), by the automatic conversion of the dSpace Convertible Note Amount arising under dSpace Convertible Note, the number of shares of Series A Preferred Stock, equal to 20.0% of the Fully-Diluted Capitalization of the Company immediately post such Initial Closing (before taking into account of the number of shares of Series A Preferred Stock to be issued to other Purchasers as provided in Section 1.4 below but including (x) the increase of the Company’s equity incentive plan to 18.5% of the Fully-Diluted Capitalization on a post-money basis, (y) KIA Warrant of 15% of the Fully-Diluted Capitalization on a post-money basis, and (z) Runway Warrant (as defined below) of 1.5% of the Fully-Diluted Capitalization on a post-money basis). For purpose of clarity, the aggregate purchase price to be paid by dSpace at the Arowana Related Closing shall be the cancellation of $2.0 million of the dSpace Convertible Note Amount (plus, for the avoidance of doubt, the interest accrued on such $2.0 million principal amount) and the parties hereby acknowledge that the remaining obligation of dSpace to make advances under the Convertible Note shall automatically be cancelled and without force and effect in connection with such Arowana Related Closing.

(c)          The shares of Series A Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.” The original issue price per share for Series A Preferred Stock (the “Series A Original Issue Price”) shall equal (i) with respect to Shares issued in the No-Arowana Closing, $0.01032602, and (ii) with respect to Shares issued in the Arowana Related Closing, $0.99145621.

(d)          Exhibit A attached hereto sets forth the Pro Forma number of shares to be purchased by dSpace at either the Arowana Related Closing or a No-Arowana Closing (excluding any additional number of Shares to be issued to other Purchasers pursuant to Section 1.4 below).

(e)          “Fully-Diluted Capitalization” shall mean the sum, as of immediately after the Initial Closing, of: (i) all shares of Common Stock and Preferred Stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities (excluding convertible securities issuable pursuant to the Loan Agreement and KIA Amended Note (each as defined below)); and (ii) all shares of Common Stock reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the transactions contemplated hereby, but excluding equity to be issued in connection with the Arowana Funding and pursuant to Sections 1.4 and 1.5 below.

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1.3          Closing; Delivery.

(a)          The initial purchase and sale of the Shares shall take place automatically on the Initial Closing Date, or at such other time and place as the Company and dSpace mutually agree upon, in writing (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)          At each Closing, the Company shall deliver to each Purchaser a certificate or notice of issuance representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness or other convertible securities of the Company to Purchaser, or by the dSpace Purchase Note or by any other means mutually agreed between the Company and such Purchaser or by any combination of such methods.

1.4        Rights Offering to Existing Preferred Stockholders. Promptly after the CN Closing, but within three (3) business days thereafter, the Company may offer to each of the Company’s stockholders holding Preferred Stock prior to the Equity Restructuring who is an “accredited investor” as defined in Rule 501(a) issued under the Securities Act of 1933, as amended, (collectively, as set forth on Exhibit A attached hereto, the “Rights Offering Investors”) a right to participate in the purchase and sale of the number of shares of Series A Preferred Stock and for the amount listed next to such stockholder’s name on Schedule 1.4 attached hereto (the “Rights Offering”); provided that the following existing stockholders of the Company and their respective Affiliates shall not have a right to participate in the purchase and sale of Series A Preferred Stock, and each shall have waived such rights as a condition of the CN Closing and shall for all purposes not be Rights Offering Investors: Kuwait Investment Authority, Artiman Ventures II, L.P., Artiman Ventures II Affiliates Fund, L.P., Artiman Ventures II Principals Fund, Artiman Ventures Special Opportunities Fund, L.P., Kalpendu Shastri, and 44 Zspace LLC (the “Excluded Investors”). To participate in the Rights Offering, a Rights Offering Investor shall be required to execute this Stock Purchase Agreement and the other Transaction Agreements and pay for the purchase price of the Shares to be purchased by such Rights Offering Investor on or prior to December 15, 2020 and, on the Initial Closing Date, such Rights Offering Investors each shall be deemed an “Additional Purchaser”. The Company shall provide copies of all rights offering materials to dSpace prior to distribution to any potential Rights Offering Investor and require any potential Rights Offering Investor to deliver a copy of their commitment to participate in the Rights Offering to dSpace and its counsel directly.

1.5          Future Issuances. After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, up to $1,000,000 worth of additional shares at the Series A Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) of Series A Preferred Stock (the “Additional Shares”), to one (1) or more purchasers acceptable to dSpace and the Company (the “Additional Purchasers”), provided that (i) such subsequent sale is consummated on or prior to January 31, 2021, and (ii) each Additional Purchaser becomes a party to the Transaction Agreements (as defined below), by executing and delivering a counterpart signature page to each of the Transaction Agreements. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares.

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1.6          Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)          “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)          “Arowana” means AlicornCo Pty Limited, a wholly owned subsidiary of AWN Holdings Limited.

(c)          “Arowana Funding” means an equity investment in the Company of $10,000,000 (USD) in cash by Arowana or investors associated with or introduced to the Company directly or indirectly by Arowana, but only to the extent such equity investment occurs on or before December 15, 2020 and at a pre-money valuation of at least $100,000,000.

(d)          “Code” means the Internal Revenue Code of 1986, as amended.

(e)         “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(f)           “Debt Restructuring” shall mean the Company has taken all action and signed all necessary agreements to effect the following to the satisfaction of dSpace: (i) the Amended and Restated Promissory Note issued to Kuwait Investment Authority on the date hereof in the form acceptable to dSpace (the “KIA Amended Note”) has been executed by the parties and is effective, (ii) the Amended and Restated Loan and Security Agreement between the Company and bSpace Investments Limited date as of the date hereof (the “Loan Agreement”) has been executed by the parties and is effective, (iii) the Convertible Note is executed and effective, (iv) the Subordination Agreement is executed and effective; and (v) the termination of all of the rights of the Forbearance Agreement and First Amendment to Loan Security Agreement dated as of February 11, 2019 by and between Runway Growth Credit Fund Inc. (“Runway”) and the Company (the “Runway Agreement”), including the right to a Success Fee (as defined therein), board observer rights and any existing warrants issued to Runway (or its affiliates) in exchange for a new Warrant (the “Runway Warrant”) pursuant to terms of Termination Agreement in the form acceptable to dSpace (the “Runway Termination Agreement”)

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(g)          “Equity Restructuring” shall mean the Company has taken all action to cause the following to occur to the satisfaction of dSpace: (i) the Company has converted all of the Company’s Preferred Stock outstanding prior to the CN Closing into Common Stock of the Company and cancelled all existing warrants to purchase Common Stock outstanding prior to such Equity Restructuring (but for avoidance of doubt any warrants to purchase Preferred Stock shall not be so cancelled, but instead shall automatically become exercisable for Common Stock), (ii) the Company has effected a 40-1 reverse stock split, (iii) the Company has terminated all existing management carveout or bonus plans and has adopted the Management Bonus Plan; and (iv) the Company has adopted or amended its existing 2017 Stock Incentive Plan so that the number of shares of Common Stock reserved for issuance is set forth to the pro-forma number as set forth on Exhibit A attached hereto.

(h)          “Convertible Note” has the meaning set forth in Section 1.1 of this Agreement.

(i)          “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(j)           “KIA Warrant” means the agreement between the Company and Kuwait Investment Authority, dated as of the date of the CN Closing, in the form of Exhibit E attached to this Agreement.

(k)          “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge of the following officers: Paul Kellenberger and Joe Powers. Additionally, for purposes of Section 2.8, the Company shall be deemed to have “knowledge” of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(l)           “Loan Agreement” shall have the meaning set forth in the definition of “Debt Restructuring”.

(m)         “Management Bonus Plan” means the bonus plan, adopted by the Company’s Board of Directors, in the form of Exhibit F attached to this Agreement.

(n)         “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(o)          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

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(p)          “Purchaser” means dSpace and each of the Purchasers who is initially a party to this Agreement and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Section 1.2(b).

(q)          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(r)           “Subordination Agreement” means the agreement between the Company, dSpace and Kuwait Investment Authority and the other parties thereto, dated as of the date of the CN Closing.

(s)          “Transaction Agreements” means this Agreement and the Voting Agreement.

(t)          “Voting Agreement” means the agreement among the Company, the Purchasers and certain other stockholders of the Company, dated as of the date of the Initial Closing, in the form of Exhibit D attached to this Agreement.

2.           Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the CN Closing assuming the closing of the transactions contemplated by the Equity Restructuring and Debt Restructuring have been consummated, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1         Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2         Capitalization.

(a)          The authorized capital of the Company consists, immediately prior to the CN Closing and after giving effect to the Equity Restructuring, of:

(i)       596,900,000 shares of common stock, $0.00001 par value per share (the “Common Stock”), 5,380,120 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

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(ii)      433,402,771 shares of Preferred Stock, all of which have been designated Series A Preferred Stock, none of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law.

(b)          The Company has reserved (i) 201,022 shares of Common Stock for issuance upon exercise of granted and outstanding equity awards to officers, directors, employees and consultants of the Company pursuant to its 2007 Stock Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “2007 Stock Plan”), (ii) 632,042 shares of Common Stock for issuance upon exercise of granted and outstanding equity awards to officers, directors, employees and consultants of the Company pursuant to its 2017 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “2017 Stock Plan” and together with the 2007 Stock Plan, the “Stock Plan”)) and also has reserved 1,033,211 shares of Common Stock for future issuance to officers, directors, employees and consultants pursuant to the 2017 Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c)           Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the KIA Warrant, the Runway Warrant and outstanding warrants to purchase 5,784 shares of the Common Stock, and (C) the other securities and rights described in Sections 2.2(a)(ii) and 2.2(b) of this Agreement and Section 2.2(d) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Series A Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Series A Preferred Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(d)          None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where the Company’s Stock Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

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(e)          The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

(f)          The Company has no agreement with any shareholder regarding rights to participate in future financings, anti-dilution rights, information or inspection rights, board observer or board rights, or other management rights except for the Voting Agreement.

2.3         Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4         Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements and the transactions contemplated by the Equity Restructuring and the Debt Restructuring (collectively, the “Restructuring Agreements”), and to issue the Shares at the Initial Closing and the Common Stock issuable upon conversion of the Shares, has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements and Restructuring Agreements, the performance of all obligations of the Company under the Transaction Agreements and Restructuring Agreements to be performed as of each Closing, and the issuance and delivery of the Shares has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Indemnification Agreement may be limited by applicable federal or state securities laws.

2.5         Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in the Voting Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and in the Voting Agreement, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

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2.6         Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

2.7         Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; or (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8          Intellectual Property.

(a)         The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)         To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c)         The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(d)         Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants.

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(e)         Section 2.8(f) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company.

(f)         The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company IP (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company IP; (iii) the creation of any obligation for the Company with respect to Company IP owned by the Company, or the grant to any third party of any rights or immunities under Company IP owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company IP.

(g)        No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

2.9         Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

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2.10       Agreements; Actions.

(a)          Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)          The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $250,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)          The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11        Certain Transactions.

(a)          Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their respective counsel), and (iv) the Transaction Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)          Except as set forth on Section 2.11 of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company.

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2.12        Rights of Registration and Voting Rights. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13        Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14        Financial Statements. The Company has delivered to each Purchaser its unaudited financial statements as of December 31, 2019 and for the fiscal year ended December 31, 2019 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2020 (the “Balance Sheet Date”) and for the nine-month period ended on the Balance Sheet Date (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.15        Changes. Since the Balance Sheet Date there has not been:

(a)         any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

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(b)          any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)          any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)         any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)          any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)          any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)         any resignation or termination of employment of any officer or Key Employee of the Company;

(h)         any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)          any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)           any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)          any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)           receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)         to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)         any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

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2.16        Employee Matters.

(a)         To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)         The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)          To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(c)(i) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c)(ii) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)         The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board of Directors.

2.17        Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

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2.18        Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19       Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchasers or their respective counsel (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement, unless such excluded works or inventions are unrelated to the Company’s business as now conducted and as presently proposed to be conducted. Each current and former Key Employee has executed a non-solicitation agreement substantially in the form or forms delivered to the Purchasers or their respective counsel. The Company is not aware that any of its Key Employees is in violation of any agreement described in this Section 2.19.

2.20        Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21        Corporate Documents. The Certificate of Incorporation and Bylaws of the Company as of the date of this Agreement are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

2.22       CFIUS Representations. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” as defined on the date of this Agreement under the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

2.23        Covid-19. The Company is in compliance in all material respects with all applicable laws regarding the COVID 19 health pandemic, including without limitation, all health orders and recommended CDC and California protocols with respect to the Company’s business.

 15

2.24        Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.]

3.            Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1           Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2           Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3           Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

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3.4          Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5          No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6          Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)          Any legend set forth in, or required by, the other Transaction Agreements.

(b)          Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.7          Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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3.8          Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9          Foreign Investment Regulations. Each Purchaser represents that any consideration to be paid for Shares pursuant to this Agreement does not derive from activity that is or was contrary to law or from a person or location that is or was the subject of a United States embargo or other economic sanction and that no consideration to be paid for Securities in accordance with this Agreement will provide the basis for liability for any person under United States anti-money laundering laws or economic sanctions laws. Each Purchaser further represents that neither such Purchaser nor any of its nominees or affiliates is on the specially designated OFAC list or similar European Union watch list.

3.10        No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.11        Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.12        Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.            Conditions to the Purchasers’ Obligations at Closing. The obligations of dSpace hereunder are subject to the fulfillment, on or before the CN Closing, of each of the following conditions, unless otherwise waived:

4.1          Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of CN Closing.

4.2          Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before CN Closing.

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4.3          Compliance Certificate. The President of the Company shall deliver to the Purchasers at the CN Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5          Voting Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto who are necessary to amend and restate the prior Voting Agreement and other applicable investor agreements shall have executed and delivered the Voting Agreement.

4.6          Convertible Note. The Company and dSpace shall have executed and delivered the Convertible Note.

4.7          Debt and Equity Restructuring. The Company shall have effected to the satisfaction of dSpace the Debt Restructuring and Equity Restructuring, including without limitation the execution and delivery of the Restructuring Agreements, including without limitation the Runway Termination Agreement, the Runway Warrant, the KIA Amended Note and the Subordination Agreement.

4.8          Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the CN Closing, which shall continue to be in full force and effect as of the Initial Closing.

4.9          Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the CN Closing a certificate certifying (i) the Certificate of Incorporation and Bylaws of the Company as in effect at the Closing, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements, the Equity and Debt Restructurings and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

4.10        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the CN Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to dSpace and each Purchaser (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.11        Termination of Investor Documents. The Amended and Restated Investors’ Rights Agreement by and among the Company and the other parties thereto dated as of May 9, 2019, the Amended and Restated Right of First Refusal, Co-Sale and Drag Along Agreement by and among the Company and the other parties thereto dated as of May 9, 2019 and any other agreements entered into with the Company’s preferred or common stock investors in connection with such investments prior to the date hereof have been terminated.

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4.12        Equity Incentive Plan. The Company shall have amended the 2017 Stock Plan to reserve the number of shares of Common Stock for issuance to employees, officers and consultants as set forth on Exhibit A.

4.13        Management Bonus Plan. The Company shall have adopted the Management Bonus Plan in form and substance acceptable to dSpace.

4.14        Bylaws. The Company shall have amended and restated the Bylaws in form and substance acceptable to dSpace.

4.15        PPP Loan. The Company shall have (i) applied for forgiveness of the $2,386,400 incurred under the SBA’s Paycheck Protection Program pursuant to the CARES Act (the “SBA PPP Loan”) in accordance with Section 1106 of the CARES Act, and (ii) applied for consent under the SBA PPP Loan to a change of control of the Company as contemplated hereby.

5.            Conditions of the Company’s Obligations at Closing. The obligation of the Company to sell Shares to any Purchaser at the Initial Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions with respect to such Purchaser, unless otherwise waived:

5.1          Representations and Warranties. The representations and warranties of such Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2          Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3          Voting Agreement. Such Purchaser shall have executed and delivered the Voting Agreement.

5.4          CN Funding. dSpace shall have executed and funded the Convertible Note in accordance with its terms.

6.            Miscellaneous.

6.1          Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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6.3          Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.4          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6          Notices.

(a)         General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Fenwick & West LLP, Attn: Sayre Stevick and Lara Foster, 801 California Street, Mountain View, California 94041, and if notice is given to the Purchasers, a copy (which copy shall not constitute notice) shall also be given to Larry Kane c/o Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105.

(b)         Consent to Electronic Notice. Each Purchaser consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the e-mail address set forth below such Purchaser’s name on the signature page or Exhibit A, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Purchaser agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

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6.7          No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8          Fees and Expenses. The Company shall reimburse dSpace for the reasonable fees and expenses of Orrick, Herrington & Sutcliffe LLP, the counsel for dSpace, incurred in connection with the transactions contemplated hereby and the Loan Agreement, and dSpace may deduct such expenses from its advances under the Convertible Note, subject to Orrick, Herrington & Sutcliffe LLP providing an invoice for such amount; and provided that such deducted amount shall be deemed to have been paid by dSpace to the Company.

6.9          Amendments and Waivers. Except as set forth in Section 1.3(a) of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and dSpace. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.10        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12        Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

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6.13        Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

6.14        Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the District of Southern New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the District of Southern New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

ZSPACE, INC.

By:	/s/ Paul Kellenberger

Name:	Paul Kellenberger
(print)

Title:	CEO

Address:	2728 Orchard Pkwy
San Jose, CA 95131

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

PURCHASERS:

DSPACE INVESTMENTS LIMITED

By:	/s/ Pankaj Gupta

Name:	Pankaj Gupta

Title:

SIGNATURE PAGE TO SERIES A PREFERRED STOCK PURCHASE AGREEMENT

EXHIBITS
Exhibit A	-	SCHEDULE OF PURCHASERS/Pro Forma Cap Table

Exhibit B	-	FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit C	-	DISCLOSURE SCHEDULE

Exhibit D	-	FORM OF VOTING AGREEMENT

Exhibit E	-	FORM OF KIA WARRANT

Exhibit F	-	FORM OF MANAGEMENT BONUS PLAN

Schedule 1.4	-	SCHEDULE OF RIGHTS OFFERING INVESTORS

EXHIBIT A

SCHEDULE OF PURCHASERS/PRO FORMA

No-Arowana Closing

	Number	Percentage
Common Stock
Existing Shareholders and Warrantholders	4,541,519	1.0%
KIA Common and Warrants	68,114,298	15.0%
Runway Warrant	6,811,430	1.5%
Stock Incentive Plan	84,007,072	18.5%
Series A Preferred Stock**
dSpace	290,621,000	64.0%
Total:	454,095,319	100.0%

**100 votes per share and one Series A Preferred Director gets up to 5 votes

Arowana Related Closing

	Number	Percentage
Common Stock
Existing Shareholders and Warrantholders	4,541,519	45.0%
KIA Common and Warrants	1,513,649	15.0%
Runway Warrant	151,365	1.5%
Stock Incentive Plan	1,866,275	18.5%
Series A Preferred Stock**
dSpace	2,018,202	20.0%
Total:	10,091,010	100.00%

EXHIBIT B

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZSPACE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

zSpace, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.         That the name of this corporation is zSpace, Inc, and that this corporation was originally organized as Infinite Z, LLC. The original Certificate of Incorporation was filed with the Secretary of State of the state of Delaware on October 26, 2006 under the name Infinite Z, Inc.

2.        That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is zSpace, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: Immediately upon the effective time of this Amended and Restated Certificate of Incorporation (the “Restated Certificate” and such time, the “Effective Time”), each 40 shares of the Corporation’s Common Stock then outstanding, par value $0.00001 per share, shall be and hereby is automatically converted and reconstituted into one (1) share of Common Stock, par value $0.00001 per share, which shall be fully paid and nonassessable, without any action on the part of the holders of such shares of the Corporation’s Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued upon the Reverse Stock Split of any share or shares of the Common Stock, and, in lieu of issuing fractional shares upon the Reverse Stock Split, the Corporation shall pay each holder the fair value, as of the Effective Time, of the fractional shares that would otherwise be issued upon the Reverse Stock Split. Whether or not fractional shares would have been issuable (but for the preceding sentence) upon the Reverse Stock Split shall be determined on the basis of the total number of shares represented by each stock certificate. Each outstanding stock certificate of the Corporation, which, immediately prior to the Effective Time, represents one or more shares of the Corporation’s capital stock shall thereafter be deemed to represent the appropriate number of shares of the Corporation’s capital stock, taking into account the Reverse Stock Split, until such stock certificate is exchanged for a new stock certificate, if such shares are certificated, or if the shares are uncertificated, the stock records maintained by the Company shall be appropriately adjusted to reflect the number of shares resulting from the Reverse Stock Split. Exept as otherwise noted, all numbers herein shall reflect the Reverse Stock Split.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 596,900,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”) and (ii) 433,402,771 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.       COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one (1) or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.        PREFERRED STOCK

433,402,771 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “Sections” in this Part B of this Article Fourth refer to sections of Part B of this Article Fourth. References to “Preferred Stock” mean the Series A Preferred Stock.

1.       Dividends.

From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of 11% of the Original Issuance Price for the Series A Preferred Stock shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1, in Section 2.1, or immediately prior to the Mandatory Conversion Time, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The “Original Issue Price” shall mean, as to the Series A Preferred Stock, the Series A Original Issuance Price as defined in the Series A Preferred Stock Purchase Agreement dated on or about November [ ___ ], 2020 between the Corporation and the purchasers of Series A Preferred Stock named therein (the “Purchase Agreement”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2.        Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1      Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price, plus any dividends accrued but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2      Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation. The aggregate amount which a holder of a share of Preferred Stock is entitled to receive under Sections 2.1 and 2.2 is hereinafter referred to as the “Liquidation Amount.”

2.3      Deemed Liquidation Events.

2.3.1      Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Preferred Stock (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least 20 days prior to the effective date of any such event:

(a)	a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)       (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2       Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

2.3.3       Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.3.4       Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Initial Consideration.

3.        Voting.

3.1       General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to one hundred (100) times the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

3.2       Election of Directors. The holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect three directors of the Corporation (the “Preferred Directors” or “Series A Directors”), the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Common Directors”) until the Series A Preferred Stock is issued if the Corporation does not close the Arowana Funding at an Arowana Related Closing (as such terms are defined in the Purchase Agreement), and the holders of record of the shares of Common Stock and Preferred Stock voting together as a single class with the holders of Series A Preferred Stock having one hundred (100) votes per whole share, shall be entitled to elect the remaining directors of the Corporation (the “Remaining Directors”); provided, however, for administrative convenience, the initial Preferred Director may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Preferred Stock without a separate action by the holders of Preferred Stock. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. For purpose of clarity, the right of the holders of the Common Stock to continue to exclusively elect the Common Directors shall only continue if the Company has closed the Arowana Funding at an Arowana Related Closing (as such terms are defined by the Purchase Agreement) and such right shall automatically terminate if the Arowana Funding does not close at an Arowana Related Closing.

The Preferred Directors shall be entitled to cast the number of votes on any matter brought before the Board for approval, whether at a meeting of the Board of Directors or in connection with an action by unanimous written consent of the Board of Directors, or any committee thereof as provided in Section 3.3. If the holders of shares of Preferred Stock or Common Stock, as applicable, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or classes or series or by any remaining director or directors elected by the holders of such class or classes or series pursuant to this Section 3.2.

For the purpose of clarity, every reference in this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation, in each case as the same may be amended or restated from time to time, to a majority or other proportion of the directors of the Corporation shall refer to a majority or other proportion of the votes of the directors. The voting rules set forth in this Section 3.2 and Section 3.3 shall apply to any vote taken at any meeting of a committee or sub-committee of the Board of Directors, such that, at any meeting of a committee or sub-committee of the Board of Directors, each director shall be entitled to cast the number of votes he or she would be entitled to cast if the vote were being taken at a meeting of the Board of Directors.

3.3       Director Voting Power. Subject to the proviso below, each director who is serving on the Board of Directors shall be entitled to cast one (1) vote on all matters submitted to the Board of Directors or a committee thereof for a vote; provided, however, that (i) if there is only one (1) Preferred Director serving on the Board, then such Preferred Director shall be automatically deemed the Super-Voting Preferred Designee (as defined in the Amended and Restated Voting and Rights Agreement, dated on or about the date of this Amended and Restated Certificate of Incorporation, by and between the Corporation and the investors party thereto (the “Voting Agreement”)) and shall then be entitled to cast five (5) votes on all matters submitted to the Board of Directors or a committee thereof for a vote or written consent; (ii) if there are only two (2) Preferred Directors serving on the Board, the Super-Voting Preferred Designee shall then be entitled to cast four (4) votes on all matters submitted to the Board of Directors or a committee thereof for a vote or written consent; and (iii) if there are three (3) Preferred Directors then serving on the Board, the Super-Voting Preferred Designee shall then be entitled to cast three (3) votes on all matters submitted to the Board of Directors or a committee thereof for a vote or written consent. For so long as the Super-Voting Preferred Designee is entitled to more than one (1) vote in accordance with preceding sentence on any matter submitted to a vote of the Board of Directors or any committee thereof, any reference in this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or the General Corporation Law, as each may be amended or restated from time to time, to a majority or other proportion of the Board of Directors or of any committee thereof shall refer to a majority or other proportion of the votes of the Board of Directors or of such committee. The foregoing provisions of this Section 3.3 are intended to confer additional voting power on the Super-Voting Preferred Designee under certain circumstances in accordance with and as permitted under Section 141(d) of the General Corporation Law.

3.4       Preferred Stock Protective Provisions. At any time when at least 200,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.4.1      liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

3.4.2      amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation;

3.4.3      (i) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock other than equity issuances to non-executive service providers pursuant to the Corporation’s 2017 Equity Incentive Plan that are approved by the Board of Directors, including the Series A Director, if any, or (ii) increase the authorized number of shares of Preferred Stock or any additional class or series of capital stock of the Corporation;

3.4.4      cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens;

3.4.5      purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

3.4.6      create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, unless, in each case, such debt security has received the prior approval of the Board of Directors, including the Series A Director, if any;

3.4.7      create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one (1) or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary, unless, in each case, approved by the Board of Directors, including the Series A Director, if any; or

3.4.8      increase or decrease the authorized number of directors constituting the Board of Directors, change the number of votes entitled to be cast by any director or directors on any matter, or adopt any provision inconsistent with Article Sixth.

Notwithstanding anything to the contrary set forth in this Section 3.4, the consent of the Requisite Holders will not be required under any circumstance to initiate any insolvency proceeding, without limitation, a filing under Chapter 7 or Chapter 11 of the United States Bankruptcy Code. Furthermore, unless required by law or explicitly provided elsewhere in this Amended and Restated Certificate of Incorporation, the consent of the Requisite Holders will not be required to pursue or consummate a Qualified Public Offering.

4.         Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1     Right to Convert.

4.1.1      Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” applicable to the Series A Preferred Stock shall initially be equal to the Series A Original Issuance Price. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2      Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 2.1 to holders of Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

4.2     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Preferred Stock shall be rounded to the nearest whole share.

4.3     Mechanics of Conversion.

4.3.1      Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2      Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3      Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4      No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5      Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4           Adjustments to Conversion Price for Diluting Issues.

4.4.1       Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)       “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	as to any series of Preferred Stock shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security and such Option or Convertible Security was outstanding prior to the Original Issue Date or is approved or ratified after the Original Issue Date by the Board of Directors of the Corporation, including the Series A Director, if any; or

(v)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation.

(b)     “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c)     “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

4.4.2       No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3       Deemed Issue of Additional Shares of Common Stock.

(a)       If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)      If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)       If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)       Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 4.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)       If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)       “CP2” shall mean the Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

(b)       “CP1” shall mean the Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c)       “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)       “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)       “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5       Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a)	Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)      Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6      Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 4.4.4, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5     Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6      Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)       the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)       the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7      Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8      Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9      Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

4.10    Notice of Record Date. In the event:

(a)       the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)       of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)       of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.        Mandatory Conversion.

5.1      Trigger Events. Upon either (a) immediately prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of gross proceeds to the Corporation or (ii) pursuant to a similar regulatory framework applicable to a non-U.S. public offering resulting in at least $10,000,000 of gross proceeds to the Corporation, in either case, with such offering resulting in the Common Stock being listed for trading on an exchange or marketplace approved the Board of Directors (a “Qualified Public Offering”) which permits the Lender (as defined in that certain Amended and Restated Loan and Security Agreement dated as of November [__], 2020 by and between the bSpace Investments Limited and the Company, as such agreement is amended from time to time (as amended, the “Loan Agreement”)) to receive listed equity in exchange for all principal, interest and premiums payable under the Loan Agreement or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1 and (ii) such shares may not be reissued by the Corporation.

5.2      Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.         Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.

7.         Waiver. Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Preferred Stock then outstanding and (b) at any time more than one (1) series of Preferred Stock is issued and outstanding, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of such series of Preferred Stock then outstanding.

8.         Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one (1) vote on each matter presented to the Board of Directors except as provided in Article Fourth, Section B.3.3.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the shares of Preferred Stock the outstanding, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRTEENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

*    *     *

3.         That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.         That this Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this __ day of December, 2020.

By:
Paul Kellenberger, President

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Section 2 of the Series A Preferred Stock Purchase Agreement, dated as of December 1 (the “Agreement”), between zSpace, Inc. (the “Company”) and the Purchasers listed on Schedule A thereto. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Purchasers or their respective counsel.

Section 2.2 Capitalization All shares numbers are shown post the 40-1 reverse stock split to be effective.

(a)(i)

Certain of the Company’s outstanding shares of Common Stock were issued pursuant to exercises of stock options under the Option Plan that took place after the expiration date for such stock options.

(c)

There are currently 57,725 pending options grants to be proposed to the Board of Directors for approval after the Initial Closing, which are attached as Exhibit 2.2(c).

KIA Warrant.

Runway Warrant.

The following warrants to purchase an aggregate of 5,784 shares of the Company’s Common Stock:

Western Alliance Bank	2,170
Artiman Ventures II, L.P.	2,085
Artiman Ventures II Principals Fund, a Delaware Multiple Series L.L.C.	41
Artiman Ventures II Affiliates Fund, L.P.	42
Western Alliance Bank	1,446

(d)

The Company has granted equity awards to executive employees in the past that contain vesting acceleration provisions.

(f)

Reference is made to the Warrants listed in Section 2.2(c) above.

Section 2.3 Subsidiaries

The following are all of the Company’s Subsidiaries and their respective states (or countries, if other than the U.S.), as well as the percentage of total capital stock owned by the Company:

Record Owner(s)
(indicating
percentage
	Country of	ownership by
Company	Formation	Company)
zSpace K.K.	Japan	zSpace, Inc. 100%
zSpace Technologies	Shanghai, China	zSpace, Inc. 100%
(Shanghai) Co. Ltd.

Section 2.6 Governmental Consents and Filings.

To the extent SBA approval is required for the transactions contemplated by the Agreement as a result of the terms of the Company’s outstanding PPP loan, such consent was not secured prior to the date of the Agreement.

Section 2.7 Litigation

Complaint for Breach of Contract Civil Case #20CV368736 for nonpayment of rent and direct expenses since April 2020 under a sublease by Lookingglass Cyber Solutions, Inc. as plaintiff dated July 27, 2020. The Company responded with an answer to the complaint asserting defenses on September 14, 2020. Total estimated unpaid rent and direct expenses under the sublease through October 31, 2020 is $471,929.50 and through the term of the sublease is $2,019,732.90. This disclosure is referred to as the “Landlord Dispute.”

In October 2020, the Company notified Kastech Company/ImaginX (“Kastech”) that Kastech (i) was misrepresenting itself as a reseller of the zSpace trademarked products and (ii) had been making unauthorized use of zSpace trademarks in association with the marketing or sale of zSpace products and/or Kastech products and services. Kastech is in the process of curing that infringement and its activities relating to the sale of zSpace products is being monitored on an ongoing basis.

Section 2.8 Intellectual Property

(e)

Reference is made to Annex 2.8(e) attached hereto.

(f)

Reference is made to Annex 2.8(f) attached hereto.

Section 2.10 Agreements; Actions

(a)(i)

As of November 24, 2020, the Company has amounts due in excess of $100,000 to each of the following trade creditors invoiced for the purchase of hardware and software products or components and Company expenses due under a bank credit card facility.

In addition, the Company has issued purchase orders in excess of $100,000 to each of the following suppliers.

The Company processed a credit for the return of products sold to a customer in a preliminary amount of $335,665.05. The Company and the customer are in the process of finalizing the amount and Company’s refund payment schedule.

Reference is made the Company’s employee compensation obligations as identified on the Financial Statements as of the Balance Sheet Date.

(a)(ii)

•	Product Purchase Agreement dated March 1, 2007, by and between the Company and In-Q-Tel, Inc., as amended on February 28, 2008 and October 19, 2009 (the “In-Q-Tel Product Purchase Agreement”).
•	Joint Development Agreement entered into as of June 25, 2010 with Chimei Innolux Corporation and the Company.
•	Supply Agreement entered into as of February 1, 2012 with Chimei Innolux Corporation.
•	Manufacturing Services Agreement entered into as of July 24, 2013 with Chimei Innolux Corporation.
•	Product Manufacturing Agreement entered into as of October 22, 2013 with Kaedar Electronics (Kunshan) Co. Ltd.
•	Development Kit License and Purchase Agreement entered into as of May 04, 2011 with Valve Corporation and the Company.
•	Technology License Agreement entered into as of August 29, 2011 between NaturalPoint, Inc. and the Company.

•	Development Services Agreement entered into as of October 31, 2014 with Cyber Anatomy Corporation.
•	Software Resale Agreement entered into as of October 31, 2014 with Cyber Anatomy Corporation, as amended.
•	Software Sales Representation Agreement with NGRAIN (Canada) Corporation, Inc. dated July 15, 2014.
•	Software Resale Agreement entered into as of June 11, 2015 with Leopoly Ltd., as amended.
•	Software Resale Agreement entered into as of June 26, 2015 with Corinth.
•	Software License Agreement entered into as of July 28, 2015 with Sidekick Ltd.
•	OEM Master License entered into as of May 1, 2015 with Microsoft Corporation.
•	Image and Digital Media License Agreement entered into as of August 15, 2016 with Seiko Holdings Corporation.
•	License Agreement entered into as of June 24, 2016 with BioDigital, Inc., as amended.
•	Unity Technologies Software License agreement entered into as of March 7, 2016 with Unity Technologies ApS., as amended.
•	Visible Body App Development Agreement entered into as of December 30, 2015 with Argosy Publishing, Inc. d.b.a. Visible Body, as amended.
•	Software Resale Agreement entered into as of December 30, 2015 with Argosy Publishing, Inc. d.b.a. Visible Body, as amended.
•	License and Collaboration Agreement entered into as of January 1, 2016 with GeoGebra gmbH.
•	Software Resale Agreement entered into as of October 17, 2016 with Vizitech U.S.A., as amended.
•	3D Content Sales and Distribution Agreement entered into as of September 30, 2014 with Zygote Media Group, Inc., as amended.
•	Development Services Agreement entered into as of July 9, 2018 with BlocksCAD, Inc.
•	Development Services Agreement entered into as of November 2, 2018 with Tabeltopia, Inc., as amended.
•	Development Services Agreement entered into as of May 5, 2018 with Labster ApS., as amended.
•	Development Services Agreement entered into as of April 18, 2018 with Want2B, SL., as amended.
•	Development Services Agreement entered into as of November 7, 2018 with Beijing Ranier Software Technology Co. Ltd.
•	Development Services Agreement entered into as of January 19, 2016, as amended with Leopoly Ltd., as amended.
•	Software Resale Agreement entered into as of November 8, 2020 with Labtech International, Ltd.
•	Development Services Agreement entered into as of February 1, 2020 as amended with Labtech International, Ltd.
•	Software Resale Agreement entered into as of February 24, 2020 with Mimbus, Inc., as amended.
•	Software Resale Agreement entered into as of October 87, 2020 with EchoPixel, Inc.
•	Software Resale Agreement entered into as of January 1, 2019 with Jiangxi Kmax Industrial Co., Ltd., as amended.
•	Software Resale Agreement entered into as of November 8, 2020 with Mimbus, Inc., as amended.
•	Software Resale Agreement entered into as of August 1, 2020 with Certify-Ed, LLC.
•	Software Resale Agreement entered into as of November 8, 2020 with Mimbus, Inc
•	Software Resale Agreement entered into as of June 26, 2020 with Rafael Izquierdo, as amended.
•	Manufacturing and Supply Agreement entered into as of August 1, 2020 with Darwin Precisions Corporation.
•	Software Resale Agreement entered into as of November 8, 2020 with Mimbus, Inc., as amended.

•	Manufacturing and Supply Agreement entered into as of September 1, 2019 with Truly Semiconductors Limited.
•	Software Resale Agreement entered into as of December 3, 2019 with MEL Science Ltd.
•	Product Resale Agreement entered into as of December 1, 2019 with NOCTI.
•	Distribution Agreement entered into as of October 28, 2020 with Ingram Micro Trading (Shanghai) Co., Ltd., as amended.
•	Product Distribution Agreement entered into as of October 28, 2020 with Ingram Micro Trading (Shanghai) Co., Ltd., as amended.
•	Product Distribution Agreement and Logistics Terms Contract entered into as of October 1, 2020 with DS Impex, Ltd.
•	The Company has agreed in principle and is final negotiations of definitive Software Transfer Agreement for the purchase of software source code from Vizitech USA, LLC.

(a)(iii)

The Company is in discussions with multiple third parties for the assembly, manufacture, license/sale of certain intellectual property and/or distribution of the AIO product under the third party’s brand within the P.R.C. The outcome of these discussion may include providing AIO product sales exclusivity in the P.R.C. to one of these third parties.

(a)(iv)

The Company provides indemnification to its channel sales partners (“CER”) that have entered into Certified Education Reseller Agreements for intellectual property infringement Claims. The Company, at its own expense, agrees to defend or settle any suit or proceeding (“Claim”) that is instituted against CER to the extent such Claim alleges that any product sold by the Company infringes any duly issued patent or copyright of the United States and shall pay all damages awarded therein against CER or agreed upon in settlement by the Company; provided that certain notice and control requirements are met to enable the Company to defend or settle any such Claim.

(b)(i)

The following is all of the Company’s indebtedness existing as of November 24, 2020, other than ordinary course accounts payable and purchase obligations as disclosed in Section 2.10(a)(i).

Company	Lender	Name of Agreement/ Description	Outstanding Balance / Availability	Collateral Security
zSpace, Inc.	Comerica Bank	Credit Card Facility in an amount of $100,000	$30,257.53 Bal $69,742.57 Avl	Cash collateral maintained in Comerica Bank deposit account #1893955607
zSpace, Inc.	Western Alliance Bank	Credit Card Facility in an amount of $200,000	$65,901.70 Bal $134,098.30Avl	Cash collateral maintained in Western Alliance Bank deposit account #8723986694
zSpace, Inc.	bSpace Limited	LSA Promissory Notes, as amended	$31,466,666.67 (as of November 5, 2020)	Secured
zSpace, Inc.	Kuwait Investment Authority	Promissory Note	$5,244,863.01	Unsecured
zSpace, Inc.	Gulf Islamic Investments LLC	Fee Letter	$474,250.00 (as of November 5, 2020)	Secured
zSpace, Inc.	East West Bank	U.S. Small Business Administration Paycheck Protection Program (PPP) Loan	$2,401,306.83	Unsecured

Reference is made to the disclosures for Sections 2.10(a)(i) and 2.10(a)(iii) and the September 30, 2020 Balance Sheet.

Section 2.11 Certain Transactions

Management Bonus Plan.

Change in Control Severance Agreements by and between the Company and each of Paul Kellenberger and Joe Powers.

Reference is made to the agreements and transactions contemplated by the Equity Restructuring and Debt Restructuring.

Section 2.13 Property

The Company is in default in making payments totaling $4,393.67 under an equipment lease with TIAA Commercial Finance, Inc. for a multi-function printer/copier.

Reference is made to the Landlord Dispute.

Section 2.14 Financial Statements

Reference is made to the disclosure for Section 2.10(a)(i) relating to purchase orders.

Reference is made to the disclosure for Section 2.16(b) relating to certain payroll matters.

Section 2.15 Changes

(d)

Reference is made to disclosure for Section 2.7.

Reference is made to certain agreements listed in Section 2.10.

Management Bonus Plan.

Equity Restructuring and Debt Restructuring. The Company’s total liabilities as of the date of the Balance Sheet Date are $53,073,938 and exceed the Company’s assets by $36,715,715. The Company’s current cash balance plus additional net proceeds from the Convertible Note is estimated to provide operating funds until December 15, 2020.

Section 2.16 Employee Matters

(b)

The Company’s payroll service provider made an error in determining taxable wages requiring amendment to the Company’s 2019 941 Quarterly Federal Tax Returns (2019 941-x). The 2019 941-x has not been filed and is expected to show taxes due of approximately $140,000.

In February 2020, the Company filed a Voluntary Correction Program submission to the Internal Revenue Service (IRS) to correct a 401(k)plan compliance matter related to participant eligibility for plan years 2017 - 2019. The IRS approved the submission on September 24, 2020. The amount of the correction for the failure in the amount of $46,723.52 is unpaid.

Compensation not reflected in the Financial Statements at the Balance Sheet Date for the difference between 75% (reduced-time) and 100% (full-time) work levels is due to Paul Kellenberger, Joe Powers, Ron Rheinheimer and Mike Harper for employment between August 16, 2020 and November 15, 2020 where services were performed at the full-time level but paid at the reduced-time level.

(c)

Change in Control Severance Agreements by and between the Company and each of Paul Kellenberger and Joe Powers.

Section 2.17 Tax Returns and Payments

Reference is made to the disclosures for Section 2.16.

Section 2.18 Insurance

The Company has in place a Directors & Officers, Employment Practices and Fiduciary Insurance Policy that is in effect until April 29, 2021. As a result of the transactions contemplated by the Equity Restructuring and Debt Restructuring, this policy will end as a result of the associated change in control. As a result, a run-off period policy will be purchased to cover potential claims for the Company’s current board directors and officers. The cost of this policy will be $189,819 to be paid on or before closing of the transactions contemplated by the Equity Restructuring and Debt Restructuring.

Exhibit 2.2(c)

First Name	Last Name	Hire / Service Date	Job Title	ISO	Shares	Exercise Price	Residence	Vesting Commencement Date	Vesting Schedule
Guan Rong (Peter)	Wu	01/15/18	Manufacturing Quality Engineer	NSO	1,500	Pending	China	Service Start Date	1
Lan (Shirley) Shuxian	Lan Lan	02/01/2018*	Marketing Director	NSO	1,500	Pending	China	Date of Hire	1
Mao (Alyssa) Xiao Qin	Mao	06/19/2018*	Marketing Specialist	NSO	750	Pending	China	Date of Hire	1
Shang Jia	Shang	02/01/2018*	Education Manager	NSO	1,000	Pending	China	Service Start Date	1
Qiao Zirui	Qiao	02/01/2018*	Education Specialist	NSO	750	Pending	China	Service Start Date	1
Li Xing	Li	02/01/2018*	Regional Sales Director	NSO	1,000	Pending	China	Service Start Date	1
Ren Guohua	Ren	02/01/2018*	Regional Sales Director	NSO	1,000	Pending	China	Service Start Date	1
Chen Changsen	Chen	02/01/2018*	Regional Sales Director	NSO	1,000	Pending	China	Service Start Date	1
Zhuang Chengming	Zhuang	02/01/2018*	Regional Sales Director	NSO	1,000	Pending	China	Service Start Date	1
ChengFeng (Ella)	Zhang	05/09/2018	Logistics & Fulfillment Manager	ISO	750	Pending	CA	05/09/2018	1
Tara	Choy	05/16/2018	Director, HR & Administration	ISO	7,500	Pending	CA	05/16/2018	1
Diahann	Beach	08/01/2018	Office Administrator	ISO	750	Pending	CA	08/01/2018	1
Hua	Guo	08/13/2018	Visual/UX Designer	ISO	750	Pending	CA	08/13/2018	1
Christian	Larsen	09/04/2018	Senior Software Engineer	ISO	2,500	Pending	CA	09/04/2018	1
Kamilah	Williams	09/17/2018	QA Tester-Jr.	ISO	750	Pending	CA	09/17/2018	1
Hsien-Hui	Cheng	N/A	Sr. Display Engineer	ISO	975	Pending	CA	06/01/2018	2
Bryanna	Giacomelli	11/01/2018	Field Sales Coordinator	ISO	750	Pending	CA	11/01/2019	1
Vinodh	Nedyavila	11/15/2018	Demand Generation Manager	ISO	750	Pending	CA	11/15/2018	1
Marla	Byrd	11/15/2018	CSM & Account Specialist	ISO	1,875	Pending	GA	11/15/2018	1
Ryan	Jones	11/26/2018	Software Engineer	ISO	1,250	Pending	CA	11/26/2018	1
Delynda	Dickson	12/17/2018	PD Program Manager	ISO	1,875	Pending	AZ	12/17/2018	1
Alyssa	Brown	02/25/2019	Sr. CSM & Account Specialist	ISO	1,875	Pending	CA	02/25/2019	1
Nikki	Lester	04/01/2019	CTE Specialist	ISO	1,875	Pending	CO	04/01/2019	1
Matthew	Gilbert	04/16/2019	Sr Software Engineer	ISO	2,500	Pending	FL	04/16/2019	1
Timothy	Partee	05/01/2019	Sr Software Engineer	ISO	2,500	Pending	NM	05/01/2019	1
Jimmy	Kennedy	06/17/2019	Customer Service Engineer	ISO	750	Pending	CA	06/17/2019	1
David	Cipres	06/17/2019	Graphic Designer	ISO	750	Pending	CA	06/17/2019	1
Clifford	Champion	N/A	Director, Product Management	ISO	1,500	Pending	CA	05/01/2019	2
Ou Tianhui	Ou	N/A	General Manager China	NSO	12,500	Pending	China	Date of Grant	2
Trong	Doan	07/01/2019	Sr Director, QA	ISO	2,500	Pending	CA	07/01/2019	1
Wang	Fu	07/01/2019	Regional Sales Director	NSO	1,000	Pending	China	Service Start Date	1
					57,725

*Pending review of contractual start date

Vesting Schedules:

(1)	Twenty-five percent (25%) of the total number of shares subject to such option shall vest on the date that is twelve (12) months after the Vesting Commencement Date, and one forty-eighth (1/48th) of the total number of shares subject to the option shall vest each month thereafter, so that all such shares shall be fully vested on the fourth anniversary of the Vesting Commencement Date, subject to the Optionee’s continuing to be a Service Provider (as defined in the Plan) of the Company. The option shall be exercisable as it vests.

(2)	One thirty-sixth (1/36) of the shares subject to the option will vest in equal monthly installments following the vesting commencement date.

Annex 2.8(e)

Trademarks

Trademark	Application or Registration Number	Application or Registration Date	Owner
ZSPACE	USA 4038815	October 11, 2011	zSpace, Inc.
– Class 9	China 30132144A	March 21, 2019	zSpace, Inc.
– Class 41	China 30132143A	March 21, 2019	zSpace, Inc.
zSpace – Class 9	China 30132141A	March 21, 2019	zSpace, Inc.

Patents

TITLE	APPLICATION NUMBER	PATENT NUMBER	COUNTRY
Three Dimensional Horizontal Perspective Work Station	11/429,829	7907167	USA
Modifying Perspective of Stereoscopic Images Based on Changes in Viewpoint	13/019,384	8717423	USA
Modifying Perspectives of a 3D Scene Based on Changes in User to Display	14/268,386	9292962	USA
	15/074,233	9684994	USA
Presenting a View Within a Three Dimensional Scene	12/797,958	8717360	USA
Capturing Views within a Three Dimensional Scene	14/268,613	9202306	USA

TITLE	APPLICATION NUMBER	PATENT NUMBER	COUNTRY
Presenting a View Within a Three Dimensional Scene	14/952,397	9824485	USA
Detection of Partially Obscured Objects in Three Dimensional Stereoscopic Scenes	14/198,252	9299183	USA
	15/078,326	9704285	USA
Tools for use within a Three Dimensional Scene	13/182,305	8643569	USA
Three-Dimensional Tracking of a User Control Device in a Volume	13/333,299	8970625	USA
	201180067594.2	CN103443746B	China
	201611142538.1	CN106774880B	China
	11850825.8	2656181	EPO National Filings
			Denmark
			Finland
			Italy
			Netherlands
			Norway
			Spain
			Sweden
			Germany
			France
			UK
	14/635,654	9201568	USA
	19190922.5		EPO
Three Dimensional Collaboration	13/867,245	9595127	USA
Liquid Crystal Variable	13/110,563	8786529	USA

TITLE	APPLICATION NUMBER	PATENT NUMBER	COUNTRY
Drive Voltage	14/335,708	9134556	USA
	14/838,248	9958712	USA
Optimizing Stereo Video Display	13/481,243	9736466	USA
Extended Overdrive Tables and Use	13/597,499	9161025	USA
Tightly Coupled Interactive Stereo Display	13/300,424	9354718	USA
Stylus with Three Distinct Button Configurations	29/437,600	D719162	USA
Head Tracking Eyewear System	13/679,630	9106903	USA
	14/822,384	9473763	USA
	15/187,164	9706191	USA
Indirect 3D Scene Positioning Control	14/358,762	9292184	USA
	15/075,725	9864495	USA
Operations in Three Dimensional Display System	13/926,200	9829996	USA
Three Dimensional Display System and Use	14/854,458	9886102	USA
Multi-Plane Horizontal Perspective Display	11/141,649	7796134	USA
Brain Balancing by Binural Beat	11/292,376	7769439	USA
Methods for Automatically Assessing User Handedness in Computer Systems and the Utilization of Such Information	14/072,933	9841821	USA

TITLE	APPLICATION NUMBER	PATENT NUMBER	COUNTRY
The Use of Modified Driving Waveform to Eliminate the Acoustic Noise During Driving of a Liquid Crystal Polarization Rotator	14/103,002	9958695	USA
The Use of the Cloud in 3D-Based Design and Collaboration	14/085,272	890395	USA
Systems and Methods for Cloud Based 3D Design and Collaboration	14/538,300	9153069	USA
	14/837,477	9342917	USA
	14/837,669	9286713	USA
Zero Parallax Drawing within a Three Dimensional Display	14/257,623	10019130	USA
	16/003,165	10739936	USA
Non-Linear Navigation of a Three Dimensional Stereoscopic Display	14/257,854	9380295	USA
	15/172,732	9554126	USA
Enhancing the Coupled Zone of a Stereoscopic Display	14/257,105	9681122	USA
Enhancing the Coupled Zone of a Stereoscopic Display	14/335,455	9123171	USA
	14/838,189	9467685	USA
User Input Device Camera	14/792,844	10321126	USA
Continuation.	16/394,406		USA
A Head Tracked Stereoscopic Display System that Utilizes Light Field Type Data	14/882,989	9549174	USA
Continuation. Stereoscopic Display System that Utilizes Light Field Type Data	15/407,028	9848184	USA

TITLE	APPLICATION NUMBER	PATENT NUMBER	COUNTRY
The Configurations and Applications of a Virtual Interrogation Plane Graphical Surface when used in Association with a Stylus-based Stereoscopic Display System	14/880,007	9703400	USA
3D User Interface	15/355,240		USA
3D User Interface - 360- degree Visualization of 2D Webpage Content	15/355,298	10271043	USA
	16/374,100	10587871	USA
	16/698,119		USA
3D User Interface - Non- native Stereoscopic Image Conversion	15/355,333	10127715	USA
	16/157,305	10623713	USA
Personal Electronic Device with a Display System	15/223,952	10019849	USA
Integration of Selected Real World Conditions into the Imagery Presented by a 3D Display System	15/298,956	10019831	USA
Pi-cell Polarization Switch for a Three Dimensional Display System	15/650,117	10180614	USA
	16/203,048	10613405	USA
Stereoscopic 3D Webpage Overlay	15/406,390	10257500	USA

TITLE	APPLICATION NUMBER	PATENT NUMBER	COUNTRY
Transitioning Between 2D and Stereoscopic 3D Webpage Presentation	15/406,440	10324736	USA
	16/393,450		USA
Segmented Backlight for Dynamic Contrast	15/872,188	10146004	USA
	16/159,853	10338303	USA
Replacing 2D Images with 3D Images	15/947,140	10523921	USA
Replacing 2D Images with 3D Images	PCT/US19/25937	10701346	USA
Identifying Replacement 3D Images for 2D images via Ranking Criteria	15/947,180	10523922	USA
Identifying Replacement 3D Images for 2D images via Ranking Criteria	PCT/US19/25939	10701347	USA
Replacing 2D objects with 3D objects in a web page	PCT/US2019/025937		USA
	IIE202473		China
	19782054.1		EPO
	PCT/US2019/025939		USA
	IIE202483		China
	19782055.8		EPO
Passive stylus with hand gestures	16/683,717		USA
	PCT/US20/43038		USA
Pi Cell Drive Waveform	16/712,011		USA

Annex 2.8(f)

EXHIBIT D

FORM OF AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

This Amended and Restated Voting and Rights Agreement (this “Agreement”) is made and entered into as of November_ , 2020 (the “Effective Date”) by and among zSpace, Inc., a Delaware Company (the “Company”), the parties listed on Schedule A hereto (each a “Common Stockholder” and together the “Common Stockholders”) and the parties listed on Schedule B hereto (each an “Investor”), including dSpace Investments Limited (“dSpace”). Hereinafter, a Common Stockholder or an Investor may be referred to as a “Holder”, or if plural, “Holders”.

RECITALS

A.           Certain of the Holders hold shares of the Company’s capital stock and are parties to that certain Amended and Restated Voting Agreement with the Company dated May 9, 2019, as amended from time to time (the “Prior Agreement”, and such Holders, the “Prior Holders”);

B.           Certain of the Investors and the Company are parties to that certain Series A Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) relating to the issuance and sale of shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock” or the “Preferred Stock”);

C.           The obligations of the Company and certain of the Investors under the Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement, and the Company and the undersigned Prior Holders and the Company desire to amend and restate the Prior Agreement as provided herein; and

D.           The Prior Agreement provides that any term thereof may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the holders of at least a majority of all shares of Common Stock held by the Holders (as defined in the Prior Agreement), and (iii) the holders of at least a majority of the Company’s Common Stock, issued or issuable upon conversion of the Preferred Stock (as defined in the Prior Agreement), and the undersigned parties to this Agreement hold a sufficient number of shares to meet these requirements.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.          SIZE OF BOARD OF DIRECTORS. During the term of this Agreement, each Holder, in his/her/its capacity as a stockholder, agrees to vote all Shares now or hereafter directly or indirectly owned (of record or beneficially) by such Holder to maintain the authorized number of members of the Board of Directors of the Company (the “Board”) at (i) prior to December 15, 2020, four (4) directors, (ii) on and following December 15, 2020 if there is an Arowana Related Closing (as defined in the Purchase Agreement) on or after December 15, 2020, seven (7) directors, or (iii) on and after December 15, 2020, if there is no Arowana Funding (as defined in the Purchase Agreement), such number of directors as directed by dSpace. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2.	ELECTION OF BOARD OF DIRECTORS.

2.1          Voting; Board Composition. During the term of this Agreement, each Holder agrees to vote all Shares now or hereafter directly or indirectly owned (of record or beneficially) by such Holder, in such manner as may be necessary to elect (and maintain in office) as members of the Board:

(a)          Prior to December 15, 2020, (i) the Company’s current serving Chief Executive Officer (the “CEO Designee”) to serve as one of the Common Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation); (ii) one (1) individual designated by Artiman Ventures from time to time in a signed writing delivered to the Company to serve as one of the Common Directors (the “Artiman Designee”); and (iii) two (2) individuals, if any, designated by dSpace from time to time in a signed writing delivered to the Company to serve as Remaining Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation) (the “dSpace Initial Designees”). For purpose of clarity, dSpace shall have the right but not obligation to designate the dSpace Initial Designees.

(b)          On and following December 15, 2020, if there is an Arowana Related Closing on or prior to such date, (i) the CEO Designee to serve as one of the Common Directors; (ii) for so long as Artiman Ventures, Kalpendu Shastri and 44Zspace LLC, or their respective affiliates, collectively continue to hold shares of the Company’s capital stock that represent at least twenty-five percent (25%) of the Company’s total outstanding capital stock, the Artiman Designee to serve as one of the Common Directors; (iii) three (3) individuals designated by dSpace from time to time in a signed writing delivered to the Company to serve as Preferred Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation) (the “dSpace Preferred Designees”); provided , that dSpace shall, in its discretion, in a signed writing delivered to the Company, designate one of such dSpace Preferred Designees to be a “Super-Voting Preferred Designee” for purposes of the additional voting power conferred on such director in the Amended and Restated Certificate of Incorporation; (iv) one (1) individual designated by the Board, who shall be independent and satisfy the director qualification requirements of the Australia Corporations Act 2001 and the listing rules of the Australian Securities Exchange or such other exchange as approved by the Board, to serve as a Remaining Director; and (v) one individual nominated by dSpace who shall also be acceptable to the majority of the non dSpace Preferred Designees, such consent not to be withheld unreasonably, who shall be independent and satisfy the director qualification requirements of the Australia Corporations Act 2001 and the listing rules of the Australian Securities Exchange or such other applicable corporation codes or rules of other exchanges as approved by the Board for so long as the Company expects to pursue any such listing, such nominee to serve as a Remaining Director. For purpose of clarity, dSpace shall have the right but not obligation to designate the dSpace Preferred Designees and shall have the right to nominate but not obligation to nominate a Remaining Director as provided in Section 2.1(b)(v).

(c)          On and following December 15, 2020, if there is no Arowana Funding on or before December 15, 2020, any and all such individuals designated from time to time in a writing delivered to the Company and signed by dSpace.

(d)          For purposes of this Agreement (i) any individual who is designated for election to the Board pursuant to this Section 2.1 is hereinafter referred to as a “Board Designee”; and (ii) any individual, entity, or group of individuals and/or entities who has the right to designate or nominate one (1) or more Board Designees for election to the Board pursuant to this Section 2.1 is hereinafter referred to as a “Designator” or as “Designators”, as applicable. All Holders agree to execute any written consents required to perform the obligations of this Agreement and the Company agrees at the request of any Designator to call a special meeting of stockholders for the purpose of electing directors

2.2         Initial Board Members. As of the date of this Agreement and prior to the Initial Closing, the initial CEO Designee shall be Paul Kellenberger, the initial Artiman Designee shall be Yatin Mundkur and the initial dSpace Initial Designees shall be undesignated.

2.3         Changes in Board Designees. From time to time during the term of this Agreement, a Designator or Designators may, in their sole discretion:

(a)          elect to remove from the Board any incumbent Board Designee who occupies a Board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 2.1, provided that such removal is effected in the manner allowed by applicable law, the Company’s then-effective Certificate of Incorporation and Bylaws; and/or

(b)          designate a new Board Designee for election to a Board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 2.1 (whether to replace a prior Board Designee or to fill a vacancy in such Board seat); provided such removal and/or designation of a Board Designee is approved in a writing signed by Designators who are entitled to designate such Board Designee under Section 2.1, in which case such election to remove a Board Designee and/or elect a new Board Designee will be binding on all such Designators. In the event of such a removal and/or designation of a Board Designee under this Section 2.3, the Holders shall vote their Shares as provided in Section 2.1 to cause: (a) the removal from the Board of the Board Designee or Designees so designated for removal by the appropriate Designators or Designators; and (b) the election to the Company’s Board Directors of any new Board Designee or Designees so designated for election to the Board by the appropriate Designator or Designators.

2.4          No “Bad Actor” Designees. Each Designator hereby represents and warrants to the Company that, to such Designator’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Designator’s initial Board Designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any Board Designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Designator hereby covenants and agrees (A) not to designate or participate in the designation of any Board Designee who, to such Designator’s knowledge, is a Disqualified Designee and (B) that in the event such Designator becomes aware that any individual previously designated by any such Designator is or has become a Disqualified Designee, such Designator shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

2.5          Addition of Parties to this Agreement. The Company agrees that until the termination of this Agreement, it will cause each holder (including for purposes of this calculation all shares issuable to such holder upon exercise of options, warrants or other rights to purchase capital stock of the Company or upon conversion of preferred Stock) of at least 1% of the shares of the Company’s Common Stock outstanding to become party to this Agreement and have its, his or her name listed as such on Schedule A hereto and thereby acquiring such person’s agreement to be bound by this Agreement, by the execution of an additional signature page to this Agreement by the Company and such holder without the requirement to seek consent of the parties hereto.

2.6          Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants power of attorney to (x) a designee of dSpace for any action on or prior to the issuance of Series A Preferred Stock, (y) a designee of the Board or (z) the President of the Company, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, votes regarding the size and composition of the Board pursuant to Section 1 and Section 2, votes to increase authorized shares pursuant to Section 2 hereof, and votes regarding the approval of any Acquisition of the Company as set forth herein and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote within five (5) business of a request by the Company or dSpace, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares pursuant to and in accordance with the terms and provisions of this Agreement or in favor of any Acquisition of the Company as provided herein or to take any action reasonably necessary to effect the terms of this Agreement. Each of the proxy and power of attorney granted pursuant to this Section 2.6 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 7 hereof. Each party hereto hereby revokes any and all previous proxies or power of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 7 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

2.7          No Liability for Election of Recommended Directors. No Holder, including dSpace nor any Affiliate thereof, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Holder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.8          Vote to Increase Authorized Common Stock. Each Holder agrees to vote or cause to be voted all Shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3.	DRAG ALONG OBLIGATIONS.

3.1          General. If at any time during the term of this Agreement, the Board and dSpace approve a proposed Acquisition (as defined below), then, in any such event, all Holders shall be obligated to (i) be present, in person or by proxy, as a holder of shares of voting securities, at all meetings for the vote upon any such proposed Acquisition (so as to be counted for the purposes of determining the presence of a quorum at such meetings); (ii) vote, or give his, her or its written consent with respect to, all Shares of capital stock now or hereafter directly or indirectly owned (of record or beneficially) by him, her or it in favor of such proposed Acquisition and all other matters that may be necessary to consummate or are related to the Acquisition, and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Acquisition; and (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed acquisition.

For purposes of this Agreement, an “Acquisition” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the out-standing voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

3.2         Further Actions to be Taken. For purpose of clarity, in the event the Company and dSpace approve an Acquisition as provided in Section 3.1, then, subject to satisfaction of each of the conditions set forth in below in Section 3.3, each Holder and the Company hereby agree:

(a)          if such transaction requires stockholder approval, with respect to all Shares that such Holder owns or over which such Holder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Restated Certificate required to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)          if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Holder as is being sold by the dSpace to the Person to whom dSpace proposes to sell its Shares, and, except as permitted in Section below, on the same terms and conditions as the other stockholders of the Company;

(c)          to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or dSpace in order to carry out the terms and provision of this Section 3.2, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)          not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e)          to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company, or (ii); asserting any claim or commencing any suit (x) challenging the Sale of the Company or this Agreement, or (y) alleging a breach of any fiduciary duty of the dSpace or any affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company, or the consummation of the transactions contemplated thereby; provided that with respect to clause (y) in the event the Arowana Funding has closed on or before December 15, 2020, subject to the condition that such Sale has been approved by the Board of Directors, including at least two non dSpace Preferred Designees or if there is only one non-dSpace Preferred Designees, by such non-dSpace Designee;

(f)          if the consideration to be paid in exchange for the Shares pursuant to this Section 1.2 includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g)          in the event that the dSpace, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Holders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Holder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Holders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Holder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative’s authority, in connection with its service as the Stockholder Representative, absent fraud, bad faith, gross negligence or willful misconduct.

3.3         Conditions. Notwithstanding anything to the contrary set forth herein, a Holder will not be required to comply with Section 3.1 and 3.2 above in connection with any proposed Acquisition of the Company (the “Proposed Sale”), unless:

(a)          any representations and warranties to be made by such Holder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Holder holds all right, title and interest in and to the Shares such Holder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Holder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Holder have been duly executed by the Holder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Holder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Holder in connection with the transaction, nor the performance of the Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Holder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Holder;

(b)          such Holder is not required to agree (unless such Holder is a Company officer or employee) to any restrictive covenant in connection with the Proposed Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale) or any release of claims other than a release in customary form of claims arising solely in such Holder’s capacity as a stockholder of the Company;

(c)          such Holder and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Holder may be required to agree to terminate the investment-related documents between or among such Holder, the Company and/or other stockholders of the Company;

(d)          the Holder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(e)          liability shall be limited to such Holder’s applicable share (determined based on the respective proceeds payable to each Holder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Holders but that in no event exceeds the amount of consideration otherwise payable to such Holder in connection with such Proposed Sale, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder;

(f)          upon the consummation of the Proposed Sale (i) each holder of each class or series of the capital stock of the Company will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and if any holders of any capital stock of the Company are given a choice as to the form of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless waived pursuant to the terms of the Restated Certificate and as may be required by law, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Restated Certificate in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing provisions of this Section 3.3(f), if the consideration to be paid in exchange for the Shares held by Holder, as applicable, pursuant to this Section 3.3(e) includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the Shares held by such Holder, as applicable, which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by Holder, as applicable;

(g)          subject to clause (f) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 3.3(g) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

“Affiliate” or “Affiliated” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Holder.

3.4          Restrictions on Sales of Control of the Company. No Holder shall be a party to any Stock Sale unless (a) all holders of Preferred Stock are allowed to participate in such transaction(s) and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Restated Certificate in effect immediately prior to the Stock Sale (as if such transaction(s) were a Deemed Liquidation Event), unless the holders of at least the requisite percentage required to waive treatment of the transaction(s) as a Deemed Liquidation Event pursuant to the terms of the Restated Certificate, elect to allocate the consideration differently by written notice given to the Company at least five (5) days prior to the effective date of any such transaction or series of related transactions.

4.	TAG ALONG RIGHTS.

4.1         Tag-Along Transaction. If at any time any one or more Investors (individually and collectively, the “Majority Stockholder”) intends to transfer shares of the Company’s capital stock representing more than fifty percent (50%) of the then outstanding capital stock of the Company or more than fifty percent (50%) of the then outstanding voting power of the capital stock of the Company in a sale consummated in a single transfer or a series of related transfers to a prospective purchaser or group of prospective purchasers as part of a single transaction or group of related transactions (the “Tag-Along Transaction”), each other Holder holding more than 300,000 shares of capital stock of the Company besides any Holder listed on Schedule 1.4 to the Purchase Agreement (each a “Major Stockholder”) will have the right, at such Holder’s discretion, (the “Tag-Along Right”) to participate in such Tag-Along Transaction by selling up to the number of shares equal to the number of shares offered to be sold in the Tag-Along Transaction (the “Offered Shares” to be sold by the Majority Stockholder multiplied by a fraction, the numerator of which is the number of shares held by such Major Holder (calculated on as converted basis), and the denominator of which is the total number of shares held by all Holders (without giving effect to any sale of the shares subject to the Tag-Along Transaction). The Majority Stockholder or the Company shall provide notice of the Tag-Along Transaction to each Major Stockholder (the “Offer Notice”). Each Major Stockholder desiring to participate in the Tag-Along Transaction shall send notice of such election to the Company and the Majority Stockholder within ten (10) business days after the date of the Offer Notice (the “Co-Sale Period”).

4.2         Closing. The closing of the Tag-Along Transaction should not be more than thirty (30) business days after expiration of the Co-Sale Period. Any sale of shares to the proposed transferee shall be made on the terms and conditions stated in the Offer Notice. Any offer made by Majority Stockholder to the Major Stockholders Holders may be withdrawn by the Majority Stockholder.

4.3         Exceptions. The provisions of this Section 5 shall not apply to a transfer of Shares to the following:

(i)         any pledge of Shares made by the Majority Stockholder pursuant to a bona fide loan transaction which creates a mere security interest; or

(ii)        any sale or transfer of Shares between or among one or more of the Majority Stockholder or their Affiliates;

provided, in each case, that (i) the transferring Majority Stockholder shall inform the Company, and (ii) the pledgee, transferee or donee (each a “Permitted Transferee”) shall execute a Supplemental Signature Page and shall agree to be bound by all of the terms of this Agreement.

4.4         Considerations. The aggregate consideration payable to the participating selling Holders in a Tag-Along Transaction shall be allocated based on the number of shares of Common Stock and Preferred Stock sold to the prospective transferee by each Holder as provided in Subsection 4.1, provided that if a Holder wishes to sell Preferred Stock, the price set forth in Offered Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock. In the event that the Tag-Along Transaction constitutes an Acquisition, then the transaction documents shall provide that the aggregate consideration from such transfer shall be allocated to the participating Holders in accordance with the Restated Certificate as if (A) such transfer were a Deemed Liquidation Event (as defined in the Restated Certificate), and (B) the capital stock sold in accordance with the Tag-Along Transaction were the only shares of capital stock outstanding.

4.5         Escrows. In the event that a portion of the aggregate consideration payable to the participating Holders is placed into escrow, the terms of the Tag-Along Transaction shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the participating Holders upon release from escrow shall be allocated in accordance with the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer. Notwithstanding the foregoing, in the event that the Tag-Along Transaction constitutes an “Acquisition” (as defined above)), then the terms of Section 3 of this Agreement shall control and apply in lieu of these provisions.

5.	INFORMATION AND OBSERVER RIGHTS

5.1         Delivery of Financial Statements. The Company shall deliver to each Major Stockholder, upon request:

(a)          as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time (“GAAP”) (except that such financial statements need not contain all notes thereto that may be required in accordance with GAAP), and which statements shall be audited if available; or

(b)          as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements (i) may be subject to normal year-end audit adjustments; and (ii) need not contain all notes thereto that may be required in accordance with GAAP).

(c)          If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(d)          Notwithstanding anything else in this Subsection 5.1 to the contrary, the Company may cease providing the information set forth in this Subsection 5.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 5.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

5.2         Inspection. The Company shall permit each Major Stockholder, at such Major Stockholder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Stockholder; provided, however, that the Company shall not be obligated pursuant to this Subsection 6.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

5.3         Confidentiality. Each Holder agrees that such Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 5.3 by such Holder), (b) is or has been independently developed or conceived by such Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective assignee of an Holder’s Common Stock or Preferred Stock, if such assignee agrees to be bound by the provisions of this Subsection 5.3 (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

6.           FURTHER ASSURANCES. Each party hereto shall execute and deliver any further documents that may be reasonably necessary to carry out the terms and provisions of this Agreement and agree not to vote any shares of Company’s capital stock, or to take any other actions that would in any manner defeat, impair, be inconsistent with or adversely affect the stated intentions of the parties as provided in this Agreement. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

7.	TRANSFEREES; LEGENDS ON CERTIFICATES.

7.1          Effect on Transferees. Each and every transferee or assignee of any shares of capital stock of the Company from any Holder shall be bound by and subject to the terms and conditions of this Agreement that are applicable to the transferor or assignor of such shares, and the Company shall require, as a condition precedent to the transfer of any shares of capital stock of the Company subject to this Agreement, that the transferee agrees in writing to be bound by, and subject to, all the terms and conditions of this Agreement

7.2          Legend. The Holders agree that all Company share certificates now or hereafter held by them that represent shares of capital stock of the Company subject to this Agreement will be stamped or otherwise imprinted with a legend to read as follows:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS AND RESTRICTIONS WITH REGARD TO THE VOTING OF SUCH SHARES AND THEIR TRANSFER, AS PROVIDED IN THE PROVISIONS OF A VOTING AGREEMENT, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.”

8.	“BAD ACTOR” MATTERS.

8.1          Representation. Each Holder that is a Covered Person with respect to the Company (as defined below) hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Holder or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, (i) “Covered Persons” are those persons or entities specified in the first paragraph of Rule 506(d)(1) under the Act and (ii) “Rule 506(d) Related Party” shall mean with respect to any Holder any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity that is a beneficial owner of such Holder’s securities for purposes of Rule 506(d) of the Securities Act.

8.2          Covenant. Each Holder that is or becomes a Covered Person with respect to the Company hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Holder or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

9.          ENFORCEMENT OF AGREEMENT. Each of the Holders acknowledges and agrees that any breach by any of them of this Agreement shall cause the other Holders irreparable harm which may not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Holder of any provision of this Agreement, the Company and each other Holder shall each be entitled to the remedies of specific performance, injunction or other preliminary or equitable relief, including the right to compel any such breaching Holder, as appropriate, to vote such Holder’s shares of capital stock of the Company in accordance with the provisions of this Agreement, in addition to such other rights remedies as may be available to the Company or any Holder for any such breach or threatened breach, including but not limited to the recovery of money damages.

10.        TERM. This Agreement shall commence on the Effective Date and shall terminate upon the first to occur of the following:

(a)          An agreement in writing by the Company and dSpace and the Holders of at least a majority of the Series A Preferred Stock or Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

(b)          Immediately prior to the consummation of the closing of the sale of shares of Common Stock to the public in (i) a public offering which dSpace informs the Company of the termination of this Agreement or (ii) a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board, as amended; or

(c)          Immediately prior to the closing of a “Deemed Liquidation Event” as defined in the Company’s Restated Certificate of Incorporation.

11.	GENERAL PROVISIONS.

11.1       Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile or electronic address, addressed to the other party at its facsimile number or electronic address number specified herein (or on file with the Company), with confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile or electronic transmission of confirmation verifying successful electronic transmission, as applicable; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a)          if to a Common Stockholder, at such Common Stockholder’s address on file with the Company;

(b)          if to an Investor, at such Investor’s address on file with the Company;

(c)          if to the Company, marked “Attention: CEO”, at zSpace, Inc., 2728 Orchard Pkwy, San Jose, California 95131 (with a copy, which shall not constitute notice, to Sayre Stevick and Lara Foster, c/o Fenwick & West LLP, 801 California Street, Mountain View, CA 94041); and

(d)          to dSpace, c/o Gulf Islamic Investments, LLC, P.P. Box 215931, Blvd Plaza II Fifth Floor (with a copy, which shall not constitute notice, Larry Kane, c/o Orrick Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105, lkane@orrick.com

11.2       Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

11.3       Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be subject to resolved exclusively by the state courts located in the State of Delaware, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

11.4       Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

11.5        Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement

11.6        Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

11.7        Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

11.8        Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

11.9        Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

11.10      Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

11.11      Aggregation of Stock. For purposes of this Agreement, all shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.12      Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

11.13      Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

11.14      Amendment and Waivers. This Agreement may be amended only by a written agreement executed by (i) the Company, (ii) the Holders holding at a majority of all outstanding shares of Series A Preferred Stock (calculated on as converted basis; and (iii) dSpace; provided, however that any amendment adversely affecting the rights of the Common Stock under Section 5.1 and 5.2 and Section 4 shall also require the consent a the Holders holding at least a majority of the outstanding shares of Common Stock. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof pursuant to the Purchase Agreement (as may be amended from time to time), the purchaser of such shares shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors or Common Stockholders shall be required for such joinder to this Agreement by such additional Investor.

11.15      Termination of Prior Agreement. Effective and contingent upon the execution of the Agreement by (i) the Company, (ii) the holders of at least a majority of all shares of Common Stock held by the Holders (as defined in the Prior Agreement), and (iii) the holders of at least a majority of Common Stock, issued or issuable upon conversion of the Preferred Stock (as defined in the Prior Agreement), the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Common Stockholders and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Common Stockholders and the Investors with respect to the rights and obligations set forth herein.

*     *     *

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

COMPANY:

ZSPACE, INC.

By:
Paul Kellenberger, President and CEO

Address:	zSpace, Inc.
2728 Orchard Pkwy
San Jose, CA 95131

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

Common Stockholder:

By:
Name:	Paul Kellenberger

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

dSPACE Investment Limited

By:

Name:

Title:

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

COMMON STOCKHOLDERS:

ARTIMAN VENTURES SPECIAL OPPORTUNITIES FUND, L.P.

By:

Name:

Title:

ARTIMAN VENTURES II, L.P.

By:

Name:

Title:

ARTIMAN VENTURES II AFFILIATES FUND, L.P.

By:

Name:

Title:

ARTIMAN VENTURES II PRINCIPALS FUND, A DELAWARE MULTIPLE SERIES L.L.C.

By:

Name:

Title:

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

KUWAIT INVESTMENT AUTHORITY, a Kuwaiti public authority established under Kuwaiti Law No. 47/1982 for the purpose of managing, in the name and for the account of the Government of the State of Kuwait, the investments of the State of Kuwait, and having its registered office at Block No.3, Ministries Complex, City of Kuwait, Kuwait (KIA).

By:

Name:

Title:

Address: P.O Box 64, Safat 13001, Kuwait

Attn: Khaled A. A. AlBader

Tel: +965 22485838

Email: Did_director@kia.gov.kw

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

Kalpendu Shastri

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

44 ZSPACE LLC

By:

Name:

Title:

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

GII zSpace Limited

Exempted Company in Cayman

Directors: Pankaj Gupta, Mohammed M. Al-Hassan

Administrator: Harneys [www.harneys.com]

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

Runway Growth Credit Fund, Inc.

By:

Name:

Title:

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

SIGNATURE BLOCK FOR ENTITIES:	SIGNATURE BLOCK FOR INDIVIDUALS:

(print/type complete name of entity)	(signature)

By:
(signature)

Name:	Name:
(please print or type full name)	(please print or type full name)

Title:
(please print or type full title)

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

Exhibit A

Common Stockholders

Investor
Artiman Ventures Special Opportunities Fund, L.P.
Artiman Ventures II, L.P.
Artiman Ventures II Affiliates Fund, L.P.
Artiman Ventures II Principals Fund, a Delaware Multiple Series L.L.C.
Kalpendu Shastri
Harsh Dalal
Shailesh Joshi
Deepa P. Kapadia
Soham Pathak
Ankita K Shastri 2012 GST Trust
Anujit K Shastri 2012 GST Trust
Nishita K Shastri 2012 GST Trust
Kaushik Patel HUF
Pranav Patel
Lori Adam
Aljam I, LLC
G. Craig & Jan Z. Edgerton 2001 Rev Living Trust
Jeanne Freeman
Warren Hinds
In-Q-Tel, Inc.
In-Q-Tel Employee Fund, LLC
Paul Kellenberger
Timothy J. Lelko and Martha Z. Lelko
Burton J. Litman Trust Dated February 26, 1998
James Kirk Marshall, Jr.
Richard & Cynthia Schmidt, Trustees of the Schmidt Family Trust
Jerome Tu
Bain Family Trust
Black Meadow Limited
Alan Bornstein
Michael & Ina Bornstein
Bornstein Family Trust Established 6/30/05
Robert M. Brodbeck
Corniche Capital Holdings Inc.
Scott Harris
Kopercrest Capital Holdings Inc.
Bruce Kunkel
Michelle Lagamba
Jesse Dean Mayer
Travis William Mayer
Elizabeth Meyer
OB Capital Ltd
John J. Parente

April M. Piercey
Ernst Polo, Jr.
William & Pamela Richter; The Richter Family Trust UDT DTD 2/4/05
William L. Richter ADP COS Custodian SEP IRA
William Richter Pension Custodian FBO
Ronald Schilling
Ronny Soetarman
Stanhope Investments
Udden Ltd.
The Wheeler Revocable Trust, William & Juliette Wheeler, Trustees
Elizabeth Tacy Witter
Ronald Woolworth
Teri Woolworth
Kuwait Investment Authority
44 Zspace LLC
GII zSpace Limited
Compal Electronics, Inc.
Jiangxi Kmax Industrial Ltd.
Runway Growth Credit Fund, Inc.

Exhibit B

Investors

dSpace Investments Limited

EXHIBIT E

FORM OF KIA WARRANT

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Warrant No. 2020-1	Date of Issuance: _________

ZSPACE, INC.

STOCK PURCHASE WARRANT

Kuwait Investment Authority

zSpace, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Kuwait Investment Authority, a Kuwaiti public authority established under Kuwaiti Law No. 47/1982 for the purpose of managing, in the name and for the account of the Government of the State of Kuwait, the investments of the State of Kuwait, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 8) the number of shares of Common Stock of the Company as determined as provided below in Section 1 at a purchase price of $0.001 per share (subject to adjustment as provided herein). The shares of Common Stock purchasable upon exercise of this Warrant, and the purchase price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.

The Warrant is issued pursuant to, and is subject to the terms and conditions of, the Amended and Restated Promissory Note dated as of the date hereof and issued to the Registered Holder (the “KIA Note”).

1.          Number of Shares. Subject to the terms and conditions hereinafter set forth, on or after the conversion of the Convertible Note (the “GII Convertible Note”) issued as of the date hereof by the Company to dSpace Investments Limited (“GII”) into Series A Preferred Stock of the Company pursuant to the terms of the Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”), dated as of the date hereof by and among the Company, GII and the investors named therein (the “Exercise Trigger Date”), Registered Holder is entitled, upon surrender of this Warrant, to purchase from the Company the number of shares of Warrant Stock equivalent to the product of (a) fifteen percent and (b) the Company’s Fully-Diluted Capitalization (as defined in the Series A Purchase Agreement) as of December 15, 2020 (assuming conversion of the Convertible Note but excluding any equity issued in connection with the Arowana Funding (as defined in the Series A Purchase Agreement)), less the number of shares of the Company’s capital stock outstanding and held by the Registered Holder as of the Exercise Trigger Date. For the purpose of clarity, the Registered Holder acknowledges that the number of shares of Common Stock subject to the Warrant depends on the Arowana Funding (as defined in the Series A Purchase Agreement), and accordingly, if the Arowana Funding closes by December 15, 2020, the number of shares of Common Stock subject to the Warrant is expected to equal 669,264 and if the Arowana Funding does not close by December 15, 2020, then the number of shares of Common Stock subject to the Warrant is expected to equal 67,269,913, in each case, less the number of shares of the Company’s capital stock outstanding and held by the Registered Holder as of the Exercise Trigger Date.

2.	Exercise.

(a)          Manner of Exercise. On or after the Exercise Trigger Date, this Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer, or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder.

(b)          Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 2(a). At such time, the person or persons in whose name or names any certificates (including in the electronic form via Carta or otherwise) for Warrant Stock shall be issuable upon such exercise as provided in Section 2(d) shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)          Net Issue Exercise.

(i)          In lieu of exercising this Warrant in the manner provided in Section 2(a), the Registered Holder may elect to receive shares of Warrant Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Registered Holder a number of shares of Warrant Stock computed using the following formula:

X =	Y (A - B)
A

Where	X =	The number of shares of Warrant Stock to be issued to the Registered Holder.

	Y =	The number of shares of Warrant Stock purchasable under this Warrant (at the date of such calculation).

	A =	The fair market value of one share of Warrant Stock (at the date of such calculation).

	B =	The Purchase Price (as adjusted to the date of such calculation).

(ii)         For purposes of this Section 2(c), the fair market value of Warrant Stock on the date of calculation shall mean with respect to each share of Warrant Stock:

(A)         if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the initial “Price to Public” per share specified in the final prospectus with respect to the offering;

(B)         if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or actively traded over-the-counter:

(1)          if the Company’s Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a thirty (30) day period ending three days before date of calculation; or

(2)          if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three days before the date of calculation; or

(C)         if neither (A) nor (B) is applicable, the fair market value of Warrant Stock shall be at the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for shares of Warrant Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors, unless the Company is at such time subject to an acquisition as described in Section 9(b), in which case the fair market value of Warrant Stock shall be deemed to be the value received by the holders of such stock pursuant to such acquisition.

(d)          Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i)            a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii)           in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Sections 2(a) or 2(c).

3.	Adjustments.

(a)          Stock Splits and Dividends. If the Company’s outstanding shares of the same class as the Warrant Stock shall be subdivided into a greater number of shares or a dividend in the Company’s shares of the same class as the Warrant Stock shall be paid in respect of the Company’s shares of the same class as the Warrant Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the Company’s outstanding shares of the same class as the Warrant Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(b)          Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 3.

(c)          Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 3, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

4.	Transfers.

(a)          Unregistered Security. Each holder of this Warrant acknowledges that none of the Company’s securities (including this Warrant and the Warrant Stock) have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise (or any securities issued by the Company upon conversion or exchange thereof) in the absence of (i) an effective registration statement under the Securities Act as to the sale of any such securities and registration or qualification of such securities under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant (and any securities issued by the Company upon conversion or exchange thereof) shall bear a legend substantially to the foregoing effect.

(b)          Transferability. Subject to the provisions of Section 4(a) hereof and to the “Lockup” provisions in Section 7, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c)          Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

5.           Representations and Warranties of the Registered Holder. The Registered Holder hereby represents and warrants to the Company that:

(a)          Authorization. The Registered Holder has full power and authority to enter into this Warrant. The Warrant, when executed and delivered by the Registered Holder, will constitute a valid and legally binding obligation of the Registered Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)          Purchase Entirely for Own Account. This Warrant is issued to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by the Registered Holder’s acceptance of this Warrant, the Registered Holder hereby confirms, that the Warrant to be acquired by the Registered Holder and the Warrant Stock (and any securities issued by the Company upon conversion or exchange thereof) (collectively, the “Securities”) will be acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By accepting this Warrant, the Registered Holder further represents that the Registered Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Registered Holder has not been formed for the specific purpose of acquiring the Securities.

(c)          Disclosure of Information. The Registered Holder has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and has had an opportunity to review the Company’s facilities. The Registered Holder understands that such discussions, as well as any written information delivered by the Company to the Registered Holder, were intended to describe the aspects of the Company’s business which it believes to be material.

(d)          Restricted Securities. The Registered Holder understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. The Registered Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Registered Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Registered Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale. The Registered Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Registered Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(e)          No Public Market. The Registered Holder understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

(f)          Accredited or Sophisticated Investor. The Registered Holder is (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (ii) a sophisticated investor, experienced in investing in securities of emerging growth companies and acknowledges that the Registered Holder is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

6.           Representations of the Company. The Company hereby represents and warrants to the Registered Holder that all shares of Warrant Stock which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance in accordance with the terms hereof, including payment of the Exercise Purchase Price, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

7.	Lock-up Agreement.

(a)          Lock-up Period; Agreement. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act of 1933, as amended, Registered Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, and Registered Holder shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering, provided, that all stockholders of the Company then holding at least 1% of the outstanding Common Stock (on an as-converted basis) and all officers and directors of the Company enter into similar agreements.

(b)          Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of the Registered Holder (and the securities of every other person subject to the restrictions in Section 7(a)).

(c)          Transferees Bound. The Registered Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 7 and to be subject to the waiver of statutory inspection rights in Section 7.

8.           Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”):

(a)          December 31, 2020;

(b)          the closing of a public offering pursuant to a registration statement under the Securities Act; or

(c)          the sale, conveyance or disposal of all or substantially all of the Company’s property or business or the Company’s merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting securities of the Company is disposed of, provided that this Section 8(c) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company or to an equity financing in which the Company is the surviving corporation.

9.	Notices of Certain Transactions. In case:

(a)          the Company shall take a record of the holders of its outstanding stock of the same class as the Warrant Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right,

(b)          of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company,

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of the Company’s outstanding stock of the same class as the Warrant Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

10.         Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

11.         Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face or faces of the Warrant or Warrants so surrendered.

12.         Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

13.         No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

14.         No Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

15.         Survival of Representations. Unless otherwise set forth in this Warrant, the representations, warranties and covenants contained in or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

16.         Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Warrant, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

17.	Miscellaneous.

(a)          Governing Law. The validity, interpretation, construction and performance of this Warrant, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.

(b)          Entire Agreement; Cancellation of Prior Warrant. This Warrant sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof. The Warrant to Purchase Stock issued by the Company to the Registered Holder dated May 9, 2019 is hereby cancelled and terminated in its entirety.

(c)          Amendments and Waivers. No modification of or amendment to this Warrant, nor any waiver of any rights under this Warrant, shall be effective unless in writing signed by the Company and the Registered Holder. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance.

(d)          Successors and Assigns. The terms and conditions of this Warrant shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

(e)          Notices. Any notice, demand or request required or permitted to be given under this Warrant shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f)          Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Warrant, (b) the balance of this Warrant shall be interpreted as if such provision were so excluded and (c) the balance of this Warrant shall be enforceable in accordance with its terms.

(g)          Construction. This Warrant is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Warrant shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h)          Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Registered Holder have executed this Warrant as of the date first set forth above.

THE COMPANY:

ZSPACE, INC.

By:
Name:
Title:

Address:
2728 Orchard Pkwy
San Jose, CA 95131
United States

ACCEPTED AND AGREED:

THE REGISTERED HOLDER:

(PRINT NAME)

(Signature)

Address:

Email:

EXHIBIT A

PURCHASE/EXERCISE FORM

To:	zSpace, Inc.	Dated: _________

The undersigned, pursuant to the provisions set forth in the attached Warrant No. ____, hereby irrevocably elects to (a) purchase ____________________ shares of the capital stock covered by such Warrant and herewith makes payment of $____________________, representing the full purchase price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for ____________________ shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 2(c) of such Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties of the Registered Holder set forth in the Warrant and by its signature below hereby makes such representations and warranties to the Company. Defined terms contained in such representations and warranties shall have the meanings assigned to them in the Warrant.

The undersigned further acknowledges that it has reviewed the “Lockup” provisions as well as the waiver of statutory information rights set forth in the Warrant and agrees to be bound by such provisions.

ACKNOWLEDGED AND AGREED TO BY
THE REGISTERED HOLDER:

(Registered Holder)

By:
(Signature)

Name:

Title:

Address:

Email:

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, _________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of capital stock covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Shares

ACKNOWLEDGED AND AGREED TO BY
THE REGISTERED HOLDER:

(Registered Holder)

By:
(Signature)

Name:
Title:

Address:

Email:

EXHIBIT F

FORM OF MANAGEMENT BONUS PLAN

ZSPACE, INC. TRIGGERING EVENT BONUS PLAN

(ADOPTED NOVEMBER [   ], 2020)

1.           Purpose. The purpose of this Plan is to provide incentives to certain executive employees of zSpace, Inc. (including any successor entity, parent company or subsidiary thereof, the “Company”) to incentivize and motivate them in the event of a Triggering Event. The Company’s Board of Directors (the “Board”) has determined that the adoption of the Plan is in the best interests of the Company and its stockholders. Terms not otherwise defined herein are defined in Section 10 of this Plan.

2.           Administration. This Plan shall be administered by the Board, except as may be explicitly provided otherwise herein.

3.           Eligibility to Participate. An employee of the Company shall be eligible to participate in the Plan if he or she is a member of the Company’s executive team as constituted on the Effective Date.. Plan terms will govern all benefits payable under the Plan.

4.	Bonus Allocation and Payment.

(a)          Bonus Pool. The Plan will operate through the establishment of a Bonus Pool, which shall be equal to $5,400,000.

(b)          Allocation. Interests in the Bonus Pool will be awarded at the discretion of the Chief Executive Officer subject to approval of the Board, at any time following the adoption of the Plan, with the initial allocations shall be made no later than December 31, 2020; provided that if dSpace Investments Limited (“dSpace”) does not have a designated director serving on the Board, the consent of dSpace will be required in lieu of Board approval. Each Participant shall be notified of his or her allocation of the Bonus Pool (the “Interest”) in a Triggering Event Bonus Agreement, if and when awarded hereunder (the amount of the Bonus Pool representing such Interest, a “Bonus Amount”, which may be specified not to exceed a certain dollar amount). The Interests, the Bonus Amounts and the applicable Triggering Event Bonus Agreements may be modified or canceled at any time until the Closing in accordance with the provisions of Section 9(a)(ii), below.

(c)          Forfeiture. Participants who fail to satisfy any of the conditions set forth in Section 5 shall forfeit their Bonus Amounts and/or Interest.

(d)          Form of Payment. Subject to the Board’s discretion to determine otherwise for any or all Participants (which determination shall be deemed to have been made if the Board shall have approved a definitive agreement or plan in respect of any Triggering Event that addresses the treatment of Bonus Amounts), the Bonus Pool (and any Bonus Amount actually payable to any or all Participant) shall consist of cash and/or equity.

(e)          Reduction of Bonus Amount. The amounts which may otherwise be payable under this Plan to a Participant shall be reduced on a “dollar-for-dollar” basis by any consideration paid or payable to a Participant, and such Participant’s Family (as defined below), separate from the operation of this Plan in connection with the Triggering Event with respect to such Participant’s and such Participant’s Family’s vested (or deemed vested) capital stock or vested (or deemed vested) Company options, other equity awards or warrants (excluding any preference shares of the Company) (“Equity Awards”); excluding for such purposes any merger proceeds in respect of vested (or deemed vested) Equity Awards which are subjected to new vesting conditions based on the Participant’s continued service or achievement of performance milestones (which shall not be construed to mean an earn-out condition of general applicability to stockholders, and which applies to holders of preferred stock), and including for such purposes Equity Awards held by the Participant and such Participant’s Family that have become vested due to any applicable acceleration upon the Closing of such Triggering Event (net of any exercise price, if applicable).

5.           Conditions to Payment of Bonus Amount. The obligation of the Company to pay any Bonus Amount to a Participant is subject to and contingent upon the fulfillment of each of the conditions set forth below. A Participant shall not be entitled to receive any Bonus Amount, nor shall any Bonus Amount vest or accrue (either in whole or in part), until all such conditions have been fulfilled.

(a)          The Triggering Event is consummated.

(b)          The Participant must be actively employed by the Company as of immediately prior to the Closing in order to be eligible to receive the Bonus Amount, provided that if the Participant is terminated by the Company without Cause or the Participant resigns for Good Reason within a period of one (1) month immediately prior to Closing, this employment condition in Section 5(b) will be deemed to be satisfied.

(c)          The Participant shall have signed and returned a Triggering Event Bonus Agreement on or prior to the Closing Date.

(d)          The Participant shall not receive a Bonus Amount if the Board reasonably determines that such Participant has breached his or her obligations under this Plan or any confidential information and invention assignment agreement between the Participant and the Company or has materially breached any other contract between the Participant and the Company.

(e)          The Participant shall, upon request of the Company, have executed and delivered such other agreements or documents determined necessary by the Company to bind Participant to any indemnification obligations set forth in the definitive agreement evidencing the Triggering Event;

(f)          Notwithstanding any provisions in this Section 5 to the contrary, a Participant shall not be entitled to receive a Bonus Amount unless such Participant has signed a general release (in a form prescribed by the Company) of all known and unknown claims that the Participant may then have against the Company or persons affiliated with the Company, and its subsidiaries, parents, predecessors and successor corporations and assigns (a “Release”), and not revoked such Release, on or before the sixtieth (60th) day following the Closing Date.

(g)          Notwithstanding any provisions in this Section 5 to the contrary, a Participant shall not be entitled to receive a Bonus Amount unless such Participant has voted any voting-eligible shares that the Participant owns, or with respect to which such Participant has discretionary voting power, in favor of the Triggering Event, and executed (and not revoked) all agreements and documents requested by the Company that are required to effect such vote by the applicable due dates. This Section 5(g) shall not be construed to require the Participant to vote to approve any payments pursuant to Treasury Regulation section 1.280G-1, Q/A-7.

6.	Contingent Amounts. The Bonus Amounts will not be reduced to fund any Contingent Amount.

7.           Reallocation of Bonus Amounts. Except as may be specifically set forth in this Plan, and for the period until Closing only, any portion of the Bonus Pool not allocated to a Participant under this Plan (whether because such portion corresponds to any portion of a Bonus Amount forfeited by a Participant and available for reissuance under this Plan, because such portion corresponds to any portion of the Bonus Pool never allocated under this Plan, because such portion represents a reduction for Equity Awards pursuant to Section 4(e), or otherwise) may be allocated or reallocated to other Participants under this Plan as provided for in Section 4(b) above and/or distributed to stockholders of the Company.

8.           Time of Payments. Contingent upon satisfaction of the conditions set forth in Section 5 above and the provisions of Section 9 below, payment of the Bonus Amounts shall be made immediately following any payments with respect to the Senior Obligations and prior to any other Company liabilities or payments in respect of capital stock in connection with the Triggering Event, but in no event later than the fortieth (40th) day after the Closing Date.

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9.	General Provisions.

(a)	Interpretation, Amendment, or Termination of Plan.

(i)         Subject to Sections 4(b) and 9(a)(ii), this Plan shall be interpreted and construed by the Board and all benefit determinations, including, but not limited to, amounts of benefits, eligibility, and the occurrence of Triggering Events shall be made by the Board, and all determinations or interpretations shall be final and binding on all Participants.

(ii)        This Plan (including the Bonus Amounts) may be amended or terminated by prior written consent of the Board at any time prior to the Closing, provided that no amendment or termination may adversely affect awards held by Participants that have been previously awarded in writing by the Company without the written approval of both the Company’s Chief Executive Officer and Chief Financial Officer. The granting of additional Interests shall not be subject to this Section 9(a)(ii).

(iii)       The Plan (and any Bonus Amounts and/or Triggering Event Bonus Agreements) will terminate automatically on December 31, 2021, unless the Company has entered into a definitive agreement regarding a Triggering Event on or before such date or unless the Plan is extended by the Board in its sole discretion.

(b)          No Right to Employment. This Plan does not constitute a contract of employment or impose on any employee or Participant any obligation to remain as, or become, an employee, or impose on the Company any obligation (i) to retain any employee or a Participant as an employee, (ii) to change the status of any employee or a Participant as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

(c)          Tax Consequences. The Company shall have the right to withhold from any payment or other consideration otherwise payable to a Participant under this Plan as necessary to pay withholding and payroll taxes and other deductions required by law. Notwithstanding the foregoing, each Participant shall be responsible for the payment of all individual tax liabilities relating to any payment or benefit under this Plan. The Company makes no representations or warranties with respect to the tax consequences (including, without limitation, under Section 409A of the Code) of any payment or any other consideration provided to Participant or made on his/her behalf under the terms of the Triggering Event Bonus Agreement or this Plan, and the Participant shall be solely responsible for the same. Notwithstanding anything to the contrary in this Plan, Participants acknowledge and agree that the Company is under no express or implied duty or obligation to design or administer this Plan in a tax efficient manner.

(d)          Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by email or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to a Participant at his or her address as listed in the Company’s payroll records. Any payments made by the Company to a Participant under the terms of this Plan shall be delivered to such a Participant either in person or at his address as listed in the Company’s payroll records.

(e)          Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(f)          Complete Agreement. Except to the extent expressly otherwise provided herein, this Plan, together with the respective Triggering Event Bonus Agreement executed by each Participant, constitutes the entire agreement between each such Participant and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter herein. It is entered into without reliance on any promise or representation other than those expressly contained herein. Notwithstanding the foregoing, this Plan shall not supersede or affect any other agreements relating to any Participant’s employment or severance, or the Triggering Event.

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(g)         Prior Plans Superseded. By accepting awards under this Plan, each Participant acknowledges and agrees that any and all Company Liquidity Event Bonus Plans and Company Liquidity Event Bonus Agreements dated on or about February 11, 2019 shall be entirely replaced and superseded by this Plan and shall be of no further force or effect.

(h)         Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(i)          Successors and Assigns. This Plan is intended to bind and inure to the benefit of and be enforceable by each Participant and the Company, and their respective successors, assigns, heirs, executors, and administrators; provided, however, that a Participant may not assign any of his or her duties hereunder and he or she may not assign any of his or her rights hereunder (including the right to receive a Bonus Amount) without the express written consent of the Company.

(j)          Section 409A. To the extent (a) any payments or benefits to which Participant becomes entitled under this Plan, or under any agreement or plan referenced herein, in connection with Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Participant’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant, including (without limitation) the additional twenty percent (20%) tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Participant or Participant’s beneficiary in one lump sum (without interest). Any termination of Participant’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). The Company and each Participant will work together in good faith to consider amendments to the Plan including with respect to the payment of any Bonus Amounts, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Section 409A of the Code and any Treasury Regulations and Internal Revenue Service guidance thereunder. To the extent any nonqualified deferred compensation subject to Section 409A payable to Participant hereunder could be paid in one or more taxable years depending upon Participant completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

(k)         Section 280G. If (1) any amounts payable to Participant under this Plan or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Code, and (2) Participant thereby would be subject to any United States federal excise tax due to that characterization, then Participant’s termination benefits hereunder and under any other applicable agreements will be payable either in full or in a lesser amount, whichever would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in Participant’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by one of the six largest accounting firms doing business in the U.S. which otherwise does not perform services for the Company, as designated by the Company, and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. If required, the payments and benefits under this Plan shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A of the Code as deferred compensation and (ii) employee benefits not subject to Section 409A of the Code; and (C) a pro rata cancellation of (i) accelerated vesting of shares and other equity-based awards that are subject to Section 409A of the Code as deferred compensation and (ii) shares and other equity-based awards not subject to Section 409A of the Code. In the event that acceleration of vesting of shares and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Participant’s shares and other equity-based awards unless Participant elects in writing a different order for cancellation.

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(l)           Choice of Law. All questions concerning the construction, validity and interpretation of this Plan will be governed by the laws of the State of California, exclusive of the conflict of laws provisions thereof.

(m)         No Prior Funding. No amounts payable under this Plan shall actually be funded, set aside or otherwise segregated from the general assets of the Company prior to payment. The obligation to pay the benefits hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the Company.

(n)          No Liability. To the fullest extent permitted by law, no member of the Board and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such person’s own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

(o)          ERISA Not Applicable. The Plan is a bonus program and not an “employee pension benefit plan” or “pension plan” subject to the application of the federal Employee Retirement Income Security Act, as amended, as provided in U. S. Department of Labor regulations, including in 29 C.F.R. Section 2510.3-2(c).

10.	Definitions.

“Board” means the Board of Directors of the Company, provided that if the Board of Directors has delegated authority under the Plan to any committee thereof, the Board shall mean that committee.

“Bonus Pool” means the maximum amount available for distribution to all Participants under Section 4 of the Plan upon the consummation of a Triggering Event.

“Cause” means termination because of a good faith determination by the Board that any of the following has occurred: (a) Participant’s intentional unauthorized misuse of the Company or a parent or subsidiary of the Company’s trade secrets or confidential information; (b) Participant’s conviction of or plea of guilty or no contest to a felony or a crime involving moral turpitude under the laws of the United States or any state thereof; (c) a material failure by Participant to comply with any written agreement between such Participant and the Company or the Company’s written policies or rules that causes harm to the Company, after receiving written notice of such failure from the Board and an opportunity to cure (if curable) within 15 days after such written notice; (d) Participant’s willful misconduct or act of fraud or dishonesty that causes harm to the Company; or (e) a continuing failure by Participant to perform assigned duties after receiving written notice of such failure from the Board and an opportunity to cure (if curable) within 15 days after such written notice.

“Closing” means the consummation of the Triggering Event.

“Closing Date” means the date on which the Closing occurs.

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“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulations, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

“Contingent Amount” means amounts to be allocated and set aside to fund any escrow, holdback, earn-out or similar arrangement or other conditional payment or distribution (including with respect to the passage of time).

“Conversion Event” means a Public Offering by the Company.

“Effective Date” means November [   ], 2020

“Family” will mean any affiliate of a Participant, a Participant’s spouse, Spousal Equivalent (as defined below), lineal descendant or antecedent, uncle, aunt, nephew, niece, brother or sister or stepchild (whether or not adopted), and any trust for the benefit of the Participant or such Participant’s Family. “Spousal Equivalent” means an individual who is registered with any state governmental entity as a domestic partner of the relevant person to whom such individual may be a Spousal Equivalent (a “Registered Domestic Partner”) or who (a) irrespective of whether or not the relevant person to whom such individual may be a Spousal Equivalent and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (b) they intend to remain so indefinitely, (c) neither are married to anyone else nor a Registered Domestic Partner with anyone else, (d) both are at least 18 years of age and mentally competent to consent to contract, (e) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (f) they are jointly responsible for each other’s common welfare and financial obligations, and (g) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely.

“Good Reason” means any of the following that has occurred without Participant’s consent: (i) a material reduction in Participant’s title, status, responsibility or authority, provided that Good Reason will not exist solely as a result of a mere change in title so long as there is no reduction in duties, responsibilities or authority following such change in title and will not exist solely as a result of cessation of Board membership following the Change in Control; (ii) a reduction in Participant’s annual base salary (but excluding any reduction of not more than 10% of Participant’s base salary which applies to substantially all of the Company’s similarly situated employees); or (iii) a requirement that Participant relocate Participant’s principal place of work to a location more than thirty-five (35) miles from Participant’s then-current work location.

“Lender” means bSpace Investments Limited and its affiliates.

“Liquidity Event” means the occurrence of a Deemed Liquidation Event as defined in the Company’s certificate of incorporation, as may be amended from time to time, provided that, (A) a transaction shall not constitute a Liquidity Event if: (i) its sole purpose is to change the country or state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, (B) a transaction that does not constitute a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii) will not be considered a Liquidity Event, and (C) the issuance of the Convertible Note and the Series A Preferred Stock (as such terms are defined in the Series A Preferred Stock Purchase Agreement dated on or about the Effective Date) will not be considered a Liquidity Event.

“Non-Qualified Public Offering” means an initial listing or offering of the Company’s equity on a public stock exchange that is not a Qualified Public Offering and resulting in aggregate cash proceeds to the Company of not less than $17,500,000. For the avoidance of doubt, a Non-Qualified Public Offering also shall include a transaction that results in the Company (or any parent company or successor in interest following an acquisition or restructuring of the Company that does not otherwise constitute a Liquidity Event) receiving aggregate cash proceeds of not less than $17,500,000 and becoming subject to the periodic reporting requirements of Sections 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (e.g. a SPAC transaction).

6

SCHEDULE 1.4

SCHEDULE OF RIGHTS OFFERING INVESTORS

Stockholder Name	Number of Existing Shares (post Stock Split)	Percentage Ownership	Investment Amount if Arowana Financing occurs	Shares Purchased if Arowana Financing occurs	Investment Amount if no Arowana Financing occurs	Shares Purchased if no Arowana Financing occurs
Aljam I, LLC	15,673	0.242%	$5,595.78	5,644	$8,393.14	812,814
Ankita K Shastri 2012 GST Trust	40,364	0.622%	$14,410.82	14,535	$21,613.28	2,093,089
Anujit K Shastri 2012 GST Trust	40,364	0.622%	$14,410.82	14,535	$21,613.28	2,093,089
Compal Electronics, Inc.	55,555	0.856%	$19,834.09	20,005	$29,746.56	2,880,738
Deepa Kapadia	18,804	0.290%	$6,713.15	6,771	$10,068.55	975,065
Harash Dalal	74,917	1.154%	$26,746.52	26,977	$40,113.73	3,884,723
In-Q-Tel, Inc.	151,758	2.338%	$54,180.11	54,647	$81,258.40	7,869,285
Jiangxi Kmax Industrial Co., Ltd.	342,786	5.281%	$122,380.40	123,435	$183,541.50	17,774,660
Kaushik Patel HUF	3,744	0.058%	$1,336.49	1,348	$2,004.68	194,138
Nishita K Shastri 2012 GST Trust	40,364	0.622%	$14,410.82	14,535	$21,613.28	2,093,089
Paul Kellenberger	32,302	0.498%	$11,532.62	11,632	$17,296.89	1,675,078
Pranav Patel	9,362	0.144%	$3,342.20	3,371	$5,013.21	485,492
Shailesh Joshi	37,458	0.577%	$13,372.77	13,488	$20,056.86	1,942,361
Soham Pathak	22,475	0.346%	$8,023.86	8,093	$12,034.12	1,165,417
Total:	885,926		$316,290.45	319,016	$474,367.48	45,939,038